UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 30, 2015
To our Stockholders:

Our 2015 Annual Meeting of Stockholders will be held on Thursday, July 30, 2015 at 10:00 a.m., PDT, at the headquarters of Plantronics, Inc. located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect seven (7) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	Approve an amendment to the 2003 Stock Plan increasing the number of shares of common stock issuable thereunder by 1,000,000.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2016.

4.	Approve, on an advisory basis, the compensation of Plantronics' named executive officers.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Plantronics stockholders of record at the close of business on June 1, 2015 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 10, 2015

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Our 2015 Annual Meeting of Stockholders (the "Annual Meeting") will be held at 10:00 a.m. PDT on Thursday, July 30, 2015 at our headquarters located at 345 Encinal Street, Santa Cruz, California. Our Board of Directors ("Board") is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials via the Internet. Accordingly, on or about June 10, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 1, 2015. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy of such materials.

Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $15,000 in total. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone number at that location is (831) 426-5858 or (800) 544-4660 and our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board set June 1, 2015 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 1, 2015 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. Stockholders may not cumulate their votes for the election of directors. At the close of business on June 1, 2015, there were 38,601,087 shares of our common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock issued and outstanding on the record date. Shares voted "FOR," "AGAINST" or "ABSTAIN" with respect to any proposal as well as broker non-votes are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

How Are Abstentions and Broker Non-Votes Treated?

Shares voted "ABSTAIN" and "broker non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes are considered votes cast for purposes of determining the outcome of a proposal requiring the approval of a majority of the votes cast, so they will not affect the outcome of the vote assuming a quorum is obtained. Broker non-votes are also not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposals and, therefore, will not affect the outcome of the vote on such proposals, assuming a quorum is obtained. A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because such proposal is deemed non-routine, meaning the nominee does not have discretionary voting power with respect to that item, and the nominee has not received instructions from the beneficial owner.

How Many Votes Are Required to Pass a Proposal?

For Proposal One, Election of Directors, directors will be elected by a vote of a majority of the votes cast with respect to that nominee. In this context, a majority of the votes cast means that the number of votes "FOR" a nominee must exceed the number of votes cast "AGAINST" the nominee. For Proposal Two, Approval of an Amendment to the 2003 Stock Plan, Proposal Three, the Ratification of Appointment of Independent Registered Public Accounting Firm, and non-binding Proposal Four, Advisory Vote to Approve Named Executive Officer Compensation, approval by a majority of votes cast is required for approval of each particular proposal. The vote on Proposal Four, approval of the compensation of our named executive officers, is advisory and, therefore, not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on Proposal Four into account in their evaluation of the design and philosophy of our executive compensation program in the future.

How Does the Board Recommend I Vote on each of the Proposals?

The Board recommends that you vote:

•	FOR each of the nominees for the Board listed in this Proxy Statement.

•	FOR approval of the amendment to the 2003 Stock Plan increasing the number of shares of common stock issuable thereunder by 1,000,000.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2016.

•	FOR the approval, on an advisory basis, of the compensation of the Plantronics' named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between stockholders of record and those whose shares are owned beneficially or in "street name":

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you may grant your voting proxy directly to the proxyholders nominated by the Board and named in the proxy card distributed or made available to you concurrently with this Proxy Statement (the "Proxyholders") or you may vote in person at the Annual Meeting.

Beneficial Owner Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote on matters at the Annual Meeting and are also invited to attend the Annual Meeting; however, you may not cast a vote at the Annual Meeting without signed authorization from your broker or nominee in the form of a legal proxy. Your broker or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for your use in directing your broker or nominee how to vote your shares.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by timely following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone by calling 1-800-690-6903.

•
You may request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed prepaid, pre-addressed envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on July 29, 2015. If you are voting by paper proxy card, it must be mailed in time to be received by July 29, 2015 to ensure your vote is cast at the Annual Meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must timely follow the instructions on the form you receive from your broker, bank or other nominee to ensure your vote is cast. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must request signed authorization in the form of a legal proxy from your bank, broker or other nominee. To vote your shares at the Annual Meeting, you must present that legal proxy and satisfactory proof of identification to the Secretary.

Subject to instructions provided by the broker, bank or other nominee, as a beneficial owner you may typically vote by one of the following methods:

By Mail - If you requested printed copies of the proxy materials be mailed to you, you may vote by completing, signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope;

By Methods Listed on the Voting Instruction Card - Please refer to your voting instruction card, or other information provided by your bank, broker or other nominee, to determine whether you may vote by telephone or via the Internet, and timely follow such instructions; or

In Person With a Legal Proxy from the Record Holder - You will need to obtain signed authorization in the form of a legal proxy from your bank, broker or other nominee to cast your vote at the Annual Meeting. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to timely obtain a legal proxy.

All shares entitled to vote and which are represented by properly and timely completed proxies submitted via mail, telephone or the Internet, before the Annual Meeting and not revoked, will be voted at the Annual Meeting as instructed. If you are a stockholder of record and timely submit a properly signed proxy by mail, telephone or the Internet, but do not indicate how your shares should be voted on a matter, the shares represented by your returned proxy will be voted as the Board recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares you hold directly as a stockholder of record may be voted in person at the Annual Meeting.

Beneficial Owner If you hold shares in "street name" they may be voted in person only if you timely obtain signed authorization in the form of a legal proxy from the stockholder of record giving you the right to vote the shares. Submitting your vote via the Internet or telephone, or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting.

If you choose to vote in person at the Annual Meeting either as a stockholder of record or as a holder in "street name," please bring satisfactory proof of identification to the Secretary on the day of the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND AND VOTE AT THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS IF YOU LATER DO NOT TO ATTEND.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters, if any, properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline has passed for notifying us of additional proposals to be presented at the Annual Meeting, therefore stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 at or prior to the vote at the Annual Meeting; (ii) voting again on a later date via the Internet or by telephone (however, only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Secretary at our principal executive office at the address stated above, in writing before the vote at the Annual Meeting; or (iv) attending the Annual Meeting and voting in person. For shares you hold beneficially, you may change your vote by timely submitting new voting instructions to your broker, bank or other nominee. Attendance at the Annual Meeting, without casting a vote, will not cause your previously granted proxy to be revoked.

What Happens if I Do Not Cast a Vote?

If you hold your shares in "street name" and you do not instruct your broker, bank or other nominee how to vote in the election of directors (Proposal One), no votes will be cast on your behalf. Your broker, bank or other nominee is also unable to vote your shares without your instruction, on the proposal to amend the 2003 Stock Plan (Proposal Two) and the advisory vote to approve the compensation of our named executive officers (Proposal Four). Your broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm for fiscal year 2016 (Proposal Three). If you are a stockholder of record and you do not timely cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you return, in a timely manner, a properly executed proxy without indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendation.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 and asking for Investor Relations

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the number set forth above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold Plantronics shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a bank, broker or other nominee), visit www.proxyvote.com to learn more about your electronic delivery options and enroll.

What is "Householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to any household at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies of the Notice of Internet Availability, or, if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact us at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-426-5858 and ask for Investor Relations.

What is the Deadline for Receipt of Stockholder Proposals for the 2016 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. For a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2016 Annual Meeting of Stockholders ("2016 Annual Meeting") under rules set forth in the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), we must receive the proposal not later than February 11, 2016.

Stockholders wishing to present business at an annual meeting may do so by filing with the Secretary a "Business Solicitation Statement," containing, among other things, certain information about the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board may do so by filing with the Secretary a "Nominee Solicitation Statement" containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Secretary not later than the close of business on the 60th day (May 31, 2016) nor earlier than the close of business on the 90th day (May 2, 2016) prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us. The deadlines for this year's Annual Meeting have passed, but for purposes of the 2016 Annual Meeting, or any subsequent annual meeting, please follow these instructions.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of our website at www.plantronics.com.

What is the Date of Our Fiscal Year End?

This Proxy Statement provides information about matters to be voted on at the Annual Meeting and related matters. Some of the information is stated as of the end of our fiscal year 2015 and some information is provided as of a more current date. Our fiscal years end on the Saturday closest to March 31. Our fiscal year 2015 ended on March 28, 2015. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal of our website at www.plantronics.com. The Corporate Governance portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues. This information is also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

We have a Code of Conduct (the "Code") which applies to all employees, our executive officers, and directors. Any waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board and will be promptly disclosed to our stockholders by posting such waiver on our website. For further information see the Corporate Governance portal of our website at www.plantronics.com.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations including but not limited to accounting, internal controls, auditing matters, conflicts of interest, bribery, fraud, harassment, policy violations, environmental violations, substance abuse, theft or workplace violence. For further information see the Code or Report Accounting Issues link on the Corporate Governance portal of our website at www.plantronics.com.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, any member of our Board, including the presiding director or the non-employee directors as a group. For further information see the Corporate Governance portal of our website at www.plantronics.com.

Board Leadership Structure

We have a policy set forth in our Corporate Governance Guidelines requiring that the roles of Chair of the Board and the Chief Executive Officer ("CEO") be separate. The Chair of the Board is, at all times, selected from our non-employee directors. The Board has determined that this structure of corporate governance is appropriate for our company at this time and believes it is considered a good governance practice by our stockholders. This structure allows the CEO to focus on the overall strategy and execution of our business and the Board to focus on Plantronics' governance, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing our strategy and execution. However, no single leadership model is right for all companies or at all times. The Board recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Board conducts a review on succession planning. During this review, the Board may discuss a variety of issues, including future candidates for senior leadership positions, succession timing for those positions, and development plans for candidates believed to have the highest potential. The entire Board nominates and evaluates potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. Fundamentals of our risk management include understanding the risks we face, management's processes for managing the risks and determining our appropriate level of risk tolerance. Our management is responsible for day-to-day business risk management including disaster and crisis management, business and financial risk, strategic risk, legal risk, corporate governance risk and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the Board committees focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies concerning risk assessment and management, including our major financial, compliance and operational risks and steps management takes to monitor and control such risks. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the Compensation Committee assists the Board to manage incentives for short and long-term performance. As part of its evaluation and design of employee compensation programs, the Compensation Committee assesses and seeks to avoid or mitigate incentives that it reasonably believes have the potential to encourage employees to take imprudent risks to achieve financial or other business objectives.

The Nominating and Corporate Governance Committee assists the Board to fulfill its oversight responsibilities concerning risks associated with corporate governance and Board organization, membership, structure, and succession planning for directors. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance on balancing risks and potential rewards of our strategic choices. This Committee also assesses risk associated with contemplated material mergers, acquisitions, and divestitures.

Director Independence

The Board has determined that, except for Ken Kannappan, each of the current directors is independent under the rules of the New York Stock Exchange ("NYSE"). In determining director independence, not only were relationships between each director and Plantronics considered, but also relationships between Plantronics and organizations with which each director is affiliated. After review of relevant facts and circumstances, the Board determined that except for Mr. Kannappan none of our directors has a material relationship with Plantronics (directly or as a partner, stockholder, or officer of an organization that has a relationship with us), other than as a director of Plantronics, and that each is free from any relationship that would impair his ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of the independent directors.

The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board has further determined that Marv Tseu, Marshall Mohr and Gregg Hammann are audit committee financial experts as defined in Item 407(d)(5) of Regulation S-K as promulgated by the SEC.

Director Education

Our Corporate Governance Guidelines provide that our directors participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings.

Directors' Attendance at Annual Meetings

We recognize that attendance by our directors at annual stockholder meetings can provide investors with an opportunity to communicate with directors about issues affecting us. Although we have not adopted a formal policy, we encourage all of our directors to attend our annual meetings. If a director cannot attend in person, we encourage directors to attend telephonically. Five directors then in office and nominated for re-election attended the 2014 Annual Meeting of Stockholders, all telephonically.

Board Meetings and Committees

The Board held a total of six regular meetings during fiscal year 2015. The directors met four times in executive session without Mr. Kannappan present. While serving during the last fiscal year, each director attended at least 75% of the meetings of the Board and at least 75% of the aggregate number of Board and applicable Committee meetings.

The Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in Proposal One "Election of Directors" for a listing, as of the end of fiscal year 2015, of the members and chairs of each of these committees. Each of the four standing committees has adopted a written charter that is available on the Corporate Governance portal of our website at www.plantronics.com. This information is also available in print to any stockholder who makes a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board also has an informal Mergers & Acquisitions Committee ("M&A Committee") to advise management during the early stages of merger, acquisition and divestiture activity. The M&A Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves less than $5 million of consideration. Any merger, acquisition or divestiture transaction involving the transfer of consideration of $5 million or greater is reviewed by the Board and is subject to its approval, in addition to any input from the M&A Committee and Strategy Committee, prior to completion.

Audit Committee

The Audit Committee met nine times during fiscal year 2015. This Committee is responsible for overseeing actions taken by our financial reporting staff, internal control processes, and for hiring and supervising our independent registered public accounting firm, among other matters. The Board has determined that each member of the Audit Committee does, and did at all times during fiscal year 2015, meet the requirements of independence as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act and that directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A.

Compensation Committee

The Board has determined that each member of the Compensation Committee does, and did at all times during fiscal year 2015, meet the requirements for independence as defined by the NYSE listing standards and each member of the Committee was also a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met six times during fiscal year 2015. The Committee has overall responsibility for: evaluating and recommending for approval by the Board, as necessary, our various compensation plans, policies and programs; determining and approving salaries, incentives and other forms of compensation for directors, executive officers (including our CEO) and other highly compensated employees; and administering various incentive compensation and benefit plans. The Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

The Compensation Committee has delegated the authority, within guidelines established by the Committee and as set forth in our 2003 Stock Plan, as amended, to make equity grants to employees who are not executive officers. An RSA (restricted stock award) Committee comprised of our CEO, so long as he is a member of our Board, has the authority to grant restricted stock awards. Each member of our Management Equity Committee, which consists of our CEO, our Senior Vice President and Chief Financial Officer, our Senior Vice President of Human Resources and our Vice President of Legal, has the authority to grant restricted stock unit awards and stock options.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee does, and did at all times during fiscal year 2015, meet the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2015. Under the direction of the Board, the Nominating and Corporate Governance Committee is responsible for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for us, the Board and management.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as candidates identified by management, individual members of the Board and, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. When evaluating a candidate, the Nominating and Corporate Governance Committee evaluates the current composition and size of the Board, the candidate's qualifications, the needs of the Board and the its respective committees, and such other factors it may consider appropriate; however, the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met by or specific qualities or skills that are necessary for one or more members of the Board to possess.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each director brings a different viewpoint and skills to the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. The Nominee Solicitation Statement must be delivered to or mailed and received at our principal offices located at 345 Encinal Street, Santa Cruz, CA 95060, Attn: Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not later than the 10th day following the day on which we first publicly announce (as described in the bylaws) the date of such annual meeting. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Corporate Governance portal in the About section of our website at www.plantronics.com.

Director Change in Primary Job Policy

The Board reviews the appropriateness of the continued service of directors who change their primary employment subsequent to their appointment or most recent election to the Board. If a director changes his or her primary job during his or her term of office, such director must submit a letter to the Board that (i) describes the circumstances surrounding the change; and (ii) contains an offer to resign from the Board. The Board then evaluates the circumstances surrounding the change and determines if the change will adversely affect the director's ability to perform his or her duties as a member of the Board. If so, the Board will accept the director's resignation.

Director Commitments

Each director must ensure that other existing and anticipated future commitments do not materially interfere with her or his service. In any event, no director shall serve on more than four additional public company boards. This limitation does not apply to anyone who was a director on or before June 1, 2007. Directors should advise the Nominating and Corporate Governance Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to Audit Committee members, no member may serve on the audit committee of more than three public companies, unless our Board determines such simultaneous service and related time commitments will not impair their ability to effectively serve on the Audit Committee, he or she takes steps to address any related issues and we disclose that determination in our proxy statement.

Strategy Committee

Each member of the Strategy Committee is, and was at all times during fiscal year 2015, independent as defined by NYSE listing standards. The Strategy Committee held four meetings during fiscal year 2015. Under the direction and in support of the Board or management, the Strategy Committee periodically meets with management to review and evaluate targeted areas of business development and implementation of our corporate strategy, review and assess material transactions and investments designed to implement our corporate strategy, and recommends areas of improvement and provides feedback to management.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven directors have been nominated for election to the Board at the Annual Meeting. All nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies held by them for each of the seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill such vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected will continue until the next annual meeting or until a successor has been elected and qualified.

The names of, and certain information about, the nominees as of June 1, 2015 are set forth below:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Marv Tseu	67	1999	Chair	Member	Member	Chair	Member
Ken Kannappan	55	1999	Member
Brian Dexheimer	52	2008	Member	Member			Member	Member
Robert Hagerty	63	2011	Member			Member	Chair	Chair
Gregg Hammann	52	2005	Member	Member	Chair
John Hart	69	2006	Member		Member	Member	Member
Marshall Mohr	59	2005	Member	Chair				Member

Vote Required

Each nominee will be elected by the vote of the majority of the votes cast with respect to the nominee at which a quorum is present. In this context, a majority of the votes cast means that the number of shares voted "FOR" a nominee must exceed the number of votes cast "AGAINST" that nominee.

As a condition to nomination, each director has submitted a contingent resignation of his membership on the Board in writing to the Chair of the Nominating and Corporate Governance Committee to be used with regard to majority voting in director elections. The resignation becomes effective only if the director fails to receive a majority of the votes cast with respect to his re-election at the Annual Meeting and the Board accepts the resignation. If the director nominee fails to receive the requisite vote under the bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors

Mr. Tseu has been a member of the Board since 1999 and serves as Chair of the Board and Presiding Director of executive sessions. Mr. Tseu has served as a managing partner since 2008 of Waypoint Strategies, a firm which advises companies’ boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. In April 2014, Mr. Tseu became Chief Operating Officer of Future Ads, LLC, a digital media company. After the merger of Future Ads with Kitara Media Corp., another digital media company, to form Propel Media, Inc., in January 2015, Mr. Tseu was named President and appointed to the board of directors of Propel Media. Previously, from June 2009 to September 2013, Mr. Tseu served as Chief Operating Officer of Exponential Interactive, a leading global provider of advertising intelligence and digital media solutions to brand advertisers and in the 1990's he worked in a variety of senior executive sales, marketing and management roles.

From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and was a founder of Active Reasoning, Inc., a private company that produced resource management software to help enterprises manage their IT operations, which was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu served as President and Chief Executive Officer and was a co-founder of SiteSmith, Inc., a provider of outsourced Internet site operations. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Overall, Mr. Tseu has more than 30 years of professional experience founding, developing and leading networking and communication companies. His demonstrated record of leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies provide valuable insight and guidance to the entire Board and the executive management team. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Kannappan joined Plantronics in 1995 as Vice President of Sales and was promoted to various positions prior to being named President and Chief Operating Officer in 1998.  In 1999, he was promoted to Chief Executive Officer and has been a member of our Board of Directors since that date.  Prior to joining Plantronics, Mr. Kannappan served as Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated. Mr. Kannappan currently serves as Chairman of the Board of Directors at Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry and is a member of the Board of Directors of Integrated Device Technology, Inc., a developer of system-level optimization solutions.  Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master of Business Administration from Stanford University.

Mr. Kannappan's extensive experience as part of our management team and his in-depth knowledge of the headset industry as a whole make him uniquely qualified to serve as a member of the Board.

Mr. Dexheimer has been a member of the Board since 2008. During his more than 25 years at Seagate Technology, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009, Mr. Dexheimer held a variety of sales, marketing and executive management roles including Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, road map and all go-to-market aspects of the company. In his most recent role prior to his retirement, Mr. Dexhiemer served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Masters of Business Administration from Pepperdine University and Director Certification from UCLA.

Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services. In addition, he has substantial expertise in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

Mr. Hagerty has been a member of the Board since September 2011. He has served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, since September 2011. From 1998 to May 2010, Mr. Hagerty served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications; held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations; served as Vice President, High Performance Products for Conner Peripherals; and held key management positions at Signal Corporation and Digital Equipment Corporation. Mr. Hagerty is currently a director of Smart Technologies, Inc. He has served on several boards of directors in the past including Eye IO (a private Company), Palm, Modulus Video, Inc., and as Chairman of the Board of Polycom. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Master of Arts degree in Management from St. Mary's College of California.

Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

Mr. Hammann has been a member of the Board since 2005. Since August 2014, he has served as Executive Vice President and Chief Strategy Officer of Sedgwick Claims Management Services, Inc., a technology-enabled claims and productivity management solution provider and since 2007 he has acted as Chief Executive Officer of Action Advisors, where he assists global companies in strategic planning, succession planning and improving operational results. Previously, he was Chairman, President and Chief Executive Officer of Nautilus, Inc., a home fitness equipment manufacturer and held executive positions at Levi Strauss & Company, Coca-Cola Company, J.H. Whitney & Co., a private equity firm, and Power Plate North America, a manufacturer of technologically advanced exercise equipment. Mr. Hammann has also held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann earned a BBA from the University of Iowa and has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth as we seek to expand our brand on a global basis.

Mr. Hart has been a member of the Board since March 2006. From September 1990 to September 2000, he was Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

Mr. Mohr has been a member of the Board since 2005. Since March 2006, he has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. From 2003 to 2006, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm’s West Region Technology Industry Group, and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors and served as Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

COMPENSATION OF DIRECTORS

Under our Outside Director Compensation Policy in effect in the first quarter of fiscal year 2015 and as modified thereafter, each director, other than Mr. Kannappan, and each chair and member of the Audit, Compensation, Nominating and Corporate Governance and Strategy committees received quarterly retainer fees in the amounts indicated in the table below. On June 19, 2014, the Compensation Committee's independent compensation consultant, Compensia ("Compensia"), presented to our Compensation Committee an analysis of our non-employee director compensation as compared with director compensation at companies in our peer group. Based on their analysis, Compensia recommended changes to our non-employee director cash and equity compensation practices; increasing the cash compensation and increasing and altering the equity compensation of our Non-Executive Chairman of the Board, as well as the chairpersons and members of each of the Audit, Compensation, Nominating and Corporate Governance and Strategy committees. After discussion, the Compensation Committee on June 19, 2014, approved changes to the cash and equity compensation of our non-employee directors and recommended our Board approve the changes.

On June 19, 2014, the Board considered and approved effective immediately the recommendations of the Compensation Committee regarding non-employee director cash and equity compensation. Collectively, the changes in compensation bring our non-employee directors' total compensation mix in line with our peer group market median.

All cash compensation paid to the Chair of the Board and the chair of each applicable committee were in lieu of, and not in addition to, the amounts paid to the members of the Board and respective committees.

	First Quarter Fiscal Year 2015 Quarterly Retainer Fee	Fiscal Year 2015 Quarterly Retainer Fee (After June 19, 2014)
Board of Directors
Chair	$17,500	$22,500
Member	12,500	12,500
Audit Committee
Chair	5,000	7,500
Member	2,500	3,750
Compensation Committee
Chair	3,750	5,000
Member	1,875	2,500
Nominating and Corporate Governance Committee
Chair	2,500	3,000
Member	1,250	1,500
Strategy Committee
Chair	2,500	3,750
Member	1,250	1,875
M&A Committee
Chair	—	—
Member	—	—

No attendance fees were paid to directors for meetings of the Board or any of the committees in fiscal year 2015. Directors were, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

On June 19, 2014, the Board also approved equity compensation modifications to our Outside Director Compensation Policy. Commencing on the date of our 2014 Annual Meeting of Stockholders, August 1, 2014, each non-employee director who continues to serve as a director following each annual meeting of stockholders will receive a non-discretionary equity award in the form of restricted stock or restricted stock units for shares of our common stock having a fair market value of $150,000. The number of shares actually awarded is based on the closing price of our common stock as reported on the NYSE on the date of grant. Accordingly, on August 1, 2014, each non-employee director received 3,232 shares of restricted stock based on the per share closing price of our common stock on that date of $46.40. Each award vests on the first anniversary of the date of award provided the director remains a director continuously through the anniversary date. The actual number of shares awarded to each non-employee director are set forth in the "Non-Employee Director Compensation Fiscal Year 2015" table set forth below.

Prior to June 19, 2014, each non-employee director automatically received non-discretionary equity grants consisting of: (1) a non-qualified stock option with a grant date Black-Scholes value of $50,000; and (2) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant.

Mr. Kannappan is an employee of Plantronics and, as such, is not eligible to receive compensation as a director, including the automatic, non-discretionary equity grants awarded to non-employee directors.

The following table summarizes the compensation paid to our directors, other than Mr. Kannappan (whose compensation is disclosed in the section entitled "Summary Compensation Table" below), for the fiscal year ended March 31, 2015:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total
Marv Tseu	$126,500	$149,965	$3,358	$279,823
Brian Dexheimer	70,625	149,965	3,358	223,948
Robert Hagerty	69,500	149,965	2,908	222,373
Gregg Hammann	82,500	149,965	3,358	235,823
John Hart	72,000	149,965	3,358	225,323
Marshall Mohr	77,500	149,965	3,358	230,823

(1)
Stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2015 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal year 2015 as filed with the SEC on May 15, 2015, for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(2)	The aggregate number of stock award shares outstanding at March 31, 2015 were 5,929 for each of Messrs. Tseu, Dexheimer, Hammann, Hart and Mohr and 5,429 for Mr. Hagerty.

(3)	Consists of dividends paid on unvested restricted stock awards.

Prior to the modification of the Outside Director Compensation Policy on June 19, 2014, each non-employee director was entitled to annually receive stock options as described above. At March 31, 2015, the aggregate number of stock option shares outstanding for each director based on previously granted stock options were: Mr. Tseu 11,531; Mr. Dexheimer 17,531; Mr. Hagerty 20,531; Mr. Hammann 11,906; Mr. Hart 11,531; and Mr. Mohr 17,531.

PROPOSAL TWO
APPROVAL OF AMENDMENT TO THE 2003 STOCK PLAN

General

Stockholders are being asked to approve an amendment to the 2003 Stock Plan, as amended and restated (the "Plan"), as described in further detail below. The Plan was originally approved by our stockholders on June 27, 2003. Since its original approval, it has been amended several times. Our stockholders most recently approved the Plan at our 2013 Annual Meeting held on August 1, 2013. The Board approved the amended Plan that is subject to this Proposal Two on May 15, 2015. The Plan does not have an expiration date although the Board may amend, alter, suspend or terminate the Plan at any time.

Our Named Executive Officers ("NEO" or "NEOs") and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On May 30, 2015, the fair market value of a share of our common stock as determined in accordance with the terms of the Plan was $55.17.

Stockholders are being asked to approve an increase in the number of shares of common stock authorized for issuance under the Plan from 13,900,000 to 14,900,000, an increase of 1,000,000 shares. As of May 30, 2015, 1,792,059 shares remained available for future awards under the Plan. As of May 30, 2015, there were options to purchase 1,647,311 shares of our common stock outstanding under the Plan. These options to purchase 1,647,311 shares had a weighted average exercise price of $38.29 and a weighted average remaining contractual life of 4.17 years. As of May 30, 2015, 1,412,169 shares of restricted stock were issued and outstanding, and 292,373 restricted stock units, granted at no cost, were outstanding and remained unvested. Subject to stockholder approval of the increase of 1,000,000 shares, there would then be 2,792,059 shares available for issuance under the Plan as of May 30, 2015.
From an historical perspective, the annual share usage, or burn rate, under our Plan over the last three years was as follows:

Annual Share Usage	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	Three-Year Average
Stock Options Granted	298,000	296,758	428,128	340,962
Restricted Stock and Restricted Stock Units Granted	643,961	582,382	509,319	578,554
Total Options, Restricted Stock and Restricted Stock Units Granted	941,961	879,140	937,447	919,516
Basic Weighted Average Common Shares Outstanding	41,722,663	42,452,183	41,747,847	41,974,231
Annual Share Usage	2.3%	2.1%	2.2%	2.2%
Our three-year burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average common shares outstanding for that fiscal year, is below industry guidelines recommended by Institutional Shareholder Services.
Looking forward, we currently expect to grant options and full value awards (likely in the form of awards of restricted stock or restricted stock units) covering approximately 1,100,000 shares in fiscal year 2016 (of which as of May 30, 2015, 749,109 shares have already been granted as part of our annual worldwide employee review process) which is equal to approximately 2.8% of the 38,732,813 shares of our common outstanding as of May 30, 2015. It is our practice to award shares of restricted stock at a rate 2.5 times less than stock options. Additionally, each year we experience some equity award cancellations. In fiscal year 2016, we anticipate cancellations of options and forfeitures of restricted stock awards and restricted stock units of approximately 95,000 shares. If our expectation for cancellations proves accurate, net grants (grants less cancellations) would be approximately 1,000,000 shares in fiscal year 2016, or approximately 2.6% of our common stock outstanding as of May 30, 2015. Our actual net grants in fiscal year 2015 were 793,888 shares or 2.0% of our common stock outstanding as of May 30, 2015, which was lower than the 1,000,000 shares we had forecast for fiscal year 2015 due primarily to (i) fewer equity grants to employees than estimated and (ii) the cancellation of a greater number of equity awards as the result of the termination of employment of a senior executive.

From the beginning of fiscal year 2014 through May 30, 2015, we reduced our common stock outstanding by 4,550,152 shares from 43,282,965 to 38,732,813. This decrease is primarily a result of our stock buyback program in which we repurchased 7,557,845 shares of our common stock through the use of open market purchases. These 7,557,845 repurchased shares were partially offset by option exercises, net grants of restricted stock and restricted stock units, shares issued to satisfy purchases under our 2002 Employee Stock Purchase Plan, net of the cancellation of restricted stock and restricted stock units of 2,970,781 shares since the beginning of fiscal year 2014. Consequently, we reduced our outstanding common stock by 10.5% over the last two fiscal years. Our stock buyback program returned capital to our stockholders while increasing our earnings per share. Along with these significant benefits to stockholders, our stock buyback program increases the "overhang" of the Plan due to the fewer number of shares issued and outstanding. Overhang refers to the number of shares potentially issuable under the Plan in relation to our total shares issued and outstanding. The shares currently potentially issuable under the Plan are the aggregate of (i) shares awarded under existing equity grants, and (ii) shares available for future grant, excluding the 1,000,000 shares for which stockholder approval is being requested under this Proposal Two. Based on the 3,731,743 shares potentially issuable under the Plan as of May 30, 2015 and the 38,732,813 shares outstanding as of that date, the Plan overhang was 8.8% (10.9% if the additional 1,000,000 shares requested under this Proposal Two are approved by stockholders).

We strongly believe that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist in attracting, retaining, motivating and rewarding employees and directors. Accordingly, on May 15, 2015, our Board determined it is in the best interest of Plantronics and its stockholders to increase the shares issuable under the Plan and approved an increase of 1,000,000 shares for issuance under the Plan, subject to stockholder approval at the Annual Meeting. If stockholders do not approve the increase, it will not be implemented, and we may have to limit the number of awards or shares granted in the current or future fiscal years.

See Appendix C for the complete text of the Amended and Restated 2003 Stock Plan.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendment to the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix C, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and conclusive.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue until terminated by the Board.

Eligibility

Nonstatutory stock options, restricted stock awards ("RSAs") and restricted stock units ("RSUs") may be granted to our employees, non-employee directors and consultants and those of our parent or subsidiary companies (each referred to herein as a "participant"). As of May 30, 2015, there were approximately 1,400 participants, including our CEO and six non-employee directors, who are eligible to receive grants under the Plan.

Shares Subject to the Plan

As of May 30, 2015, the maximum number of shares of our common stock available for issuance under the Plan is 13,900,000, of which 1,792,059 are available for future grant under the Plan. On May 15, 2015, the Board approved an increase of 1,000,000 shares issuable under the Plan, subject to stockholder approval. Shares subject to options and full value awards will be counted against the share reserve as 1 share for every 1 share subject thereto. It has been our practice and will continue to be our internal practice to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awarded. Many factors are considered when determining the equity value to be awarded to any participant.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with an individual's initial employment with us, he or she may be granted options to purchase up to an additional 500,000 shares. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Grants to Non-Employee Directors We may grant options to our non-employee directors. In all cases, Awards granted to non-employee directors shall be administered by a Committee comprised solely of two or more independent directors and are further limited as described in "Non-Employee Director Annual Equity Award Limitations" below.

(c) Exercise of the Option The Administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cashless exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of grant.

(e) Termination If a participant's membership on the Board, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(f) Term and Termination of Options At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

Each restricted stock award granted under the Plan is to be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year no participant may receive restricted stock having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Termination Subject to the terms of an agreement between us and a participant, if a participant's membership on the Board, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(c) Term of Restricted Stock Awards The Administrator determines the period during which a restricted stock award will vest, which according to internal policy must generally be at least one year from the date of grant. Additionally, if a restricted stock award is not subject to achievement of performance goals, then according to our internally policies currently in effect such award generally will fully vest over at least three years from the grant date.

(d) Other Provisions The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year, no participant may receive restricted stock units having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.
(b) Terms of Restricted Stock Unit Awards The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units paid out to participants. According to our internal policies currently in effect, the vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over at least three years from the grant date (except in France where local law requires a two year vesting period and a two year holding period).

(c) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Non-Employee Director Annual Equity Award Limitations

In addition to the limitations on the number of shares participants may receive in any fiscal year in the form of an option grant and the aggregate grant date fair value of shares which may be awarded to participants in the forms of restricted stock awards and restricted stock units described above, equity awards granted to non-employee directors during any fiscal year are subject to an overall aggregate grant date fair market value limitation. Non-employee directors may not receive equity awards in the form of stock options, restricted stock awards, restricted stock units, or any combination of the three in any fiscal year in excess of an aggregate grant date fair market value of $500,000; provided, however, the foregoing $500,000 limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year.

Performance Goals

The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards

Awards granted under the Plan are generally not transferable; however, the Administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation In the event of a liquidation or dissolution, any unexercised award will terminate. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting criteria will be deemed achieved at target levels an all other terms and conditions met.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayer participants and the Company due to awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards and Restricted Stock Units A participant generally will not have taxable income at the time an award of RSAs or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of an RSA (but not an award of RSUs) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than six months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our CEO and to each of the other three most highly compensated executive officers, other than our CFO. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000; however, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The number of shares of our common stock a participant may receive under the Plan pursuant to equity awards is at the discretion of the Compensation Committee or Board and therefore cannot be determined in advance.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal year 2015, (b) the average per share exercise price of such options, (c) the aggregate number of shares subject to restricted stock awards and restricted stock units granted under the Plan during fiscal year 2015, and (d) the fair market value on the grant date of such restricted stock grants and restricted stock units:

		(a)	(b)	(c)	(d)
Name	Position	Number of Shares Subject to Options Granted	Average Per Share Option Exercise Price (4)	Number of Restricted Stock or Restricted Stock Unit Shares Granted	Average Per Share Value of Restricted Stock or Restricted Stock Unit Awards (5)
Ken Kannappan	Director, President and CEO	120,000	$47.27	30,000	$42.66
Pam Strayer	Senior Vice President and CFO	20,000	$47.27	10,000	$42.66
Joe Burton	Executive Vice President of Products, Technology & Strategy and Chief Technology Officer	50,000	$47.27	20,000	$42.66
Don Houston	Senior Vice President, Sales	25,000	$47.27	10,000	$42.66
Philip Vanhoutte	Senior Vice President and Managing Director, Europe and Africa	12,000	$47.27	4,000	$42.66
Executive Group (1)		237,000	$47.07	89,500	$42.66
Non-Employee Director Group (2)		—	$—	19,392	$46.40
Non-Executive Officer Employee Group (3)		298,000	$47.11	643,961	$45.18

(1)	The Executive Group is comprised of seven Executive Officers.

(2)	The Non-Employee Director Group is comprised of all members of the Board except Ken Kannappan.

(3)	The Non-Executive Officer Employee Group is comprised of all our employees worldwide minus the Executive Group.

(4)	The average per share exercise price of stock options is calculated as a weighted average.

(5)	Based on the market value of our common stock on the date of grant of restricted stock and restricted stock units during fiscal year 2015.

Fiscal Year 2016 Officer and Director Awards

On April 25, 2015 and April 29, 2015, the Committee approved for grant on April 29, 2015, an aggregate of 247,500 shares of our common stock in the form of stock options, restricted stock awards and restricted stock units for all of our executives, including executives who are fiscal year 2015 NEOs. The Committee furthermore preliminarily targeted an additional 141,000 shares for grant in October 2015 for the second half of the total recommended equity grants to our executives. The number of shares to be awarded to our non-employee directors in fiscal year 2016 is currently indeterminable in that the amount is dependent on the closing price of our common stock on the NYSE on the date of the Annual Meeting, July 30, 2015. If the closing price of our common stock on the date of the Annual Meeting is the same as the closing price of our common stock on May 30, 2015, $$55.17, the aggregate number of shares awarded to our non-employee directors in the form of restricted stock awards on that date would be 2,718.

To the extent we hire or promote new executives or appoint or elect new non-employee directors in fiscal year 2016, the number of additional shares awarded to our executives, including our NEOs, and our non-employee directors in fiscal year 2016 will increase by a currently unknown amount.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of March 28, 2015, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,766,803	(2)	$32.27	(3)	2,981,650	(4)
Equity compensation plans not approved by security holders	36,934	(5)	$—		—
Total	1,803,737		$31.61		2,981,650

(1)
Includes our 2003 Stock Plan and our 2002 Employee Stock Purchase Plan ("ESPP") but does not include the additional 1,000,000 shares for the 2003 Stock Plan for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 1,558,206 shares subject to stock option awards and 208,597 shares subject to restricted stock unit ("RSU") awards. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding stock options is $36.59.

(4)	Consists of 2,530,376 shares available for future issuance under the 2003 Stock Plan and 451,274 shares under the ESPP.

(5)
Granted as a material inducement of employment to certain employees in connection with the acquisition of Tonalite in fiscal year 2013. The material features of this plan are substantially the same as those of the 2003 Stock Plan which are more fully described in the Form S-8 filed by Plantronics with the SEC on August 6, 2013 and in Note 11 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed on May 24, 2013.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2016. The Board recommends that stockholders vote for ratification of such appointment. If this Proposal Three is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following table summarizes the fees for audit and other services provided by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended March 31, 2015 and 2014. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by PricewaterhouseCoopers, but include out-of-pocket expenses. All services described in the fee table were approved in conformity with the Audit Committee’s pre-approval process.

The following is a summary of fees and services pre-approved by the Audit Committee and performed by our independent registered public accounting firm for each fiscal year:

	Fiscal Year Ended March 31,
Fee Category	2015	2014
Audit Fees	$2,152,006	$2,179,504
Audit-Related Fees	106,729	185,000
Tax Fees	242,431	253,338
All Other Fees	6,400	7,290
Total	$2,507,566	$2,625,132

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for (i) the audit of our annual consolidated financial statements included in our Form 10-K; (ii) review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, audits in connection with proposed or consummated acquisitions, and information systems audits.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Our Audit Committee has the authority to adopt pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee; provided, however, the Chair of our Audit Committee has the authority to approve fees for audit and non-audit services of up to $100,000 in any fiscal quarter. All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service is presented to the Audit Committee at the next scheduled meeting. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal year 2016.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FOUR
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy, as well as the Summary Compensation table and the related compensation tables, notes and narrative. The Compensation Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act") we are required to submit this proposal to stockholders for a non-binding advisory vote to approve the compensation of our named executive officers ("NEOs"). This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, the next vote will occur at our 2016 Annual Meeting.

We are also required under Section 14A of the Exchange Act to submit a proposal to stockholders regarding the frequency of our say-on-pay proposals at least every six years. Stockholders were last asked to vote on the frequency of say-on-pay at our 2011 Annual Meeting. Consequently, unless our Board decides to do so earlier, our next vote on the frequency of say-on-pay will occur in 2016.

Vote Required

The affirmative vote of a majority of votes cast is required to approve this Proposal Four. However, this vote is advisory and therefore, not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 30, 2015 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) our CEO, CFO, and each of our three other most highly compensated executive officers (collectively, the "NEOs"), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
PRIMECAP Management Company (4)	4,910,950	12.7%
225 South Lake Ave., Suite 400
Pasadena, California 91101

BlackRock, Inc. (5)	4,009,311	10.4%
55 East 52nd Street
New York, NY 10022

Royce & Associates, LLC (6)	3,403,690	8.8%
745 Fifth Avenue
New York, NY 10151

The Vanguard Group, Inc. (7)	2,687,345	6.9%
100 Vanguard Blvd.
Malvern, PA 19355

Ken Kannappan	671,242	1.7%
Don Houston	253,544	*
Joe Burton	134,355	*
Philip Vanhoutte	73,312	*
Pam Strayer	48,891	*
Brian Dexheimer	34,256	*
Marshall Mohr	28,443	*
Marv Tseu	24,443	*
Robert Hagerty	22,881	*
Gregg Hammann	20,818	*
John Hart	14,943	*

All Directors and All Executive Officers as a Group (12 persons)	1,354,318	3.4%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by directors and NEOs that are exercisable within 60 days of May 30, 2015, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	474,128
Don Houston	183,387
Joe Burton	70,665
Philip Vanhoutte	50,944
Pam Strayer	13,612
Brian Dexheimer	13,603
Marshall Mohr	13,603
Marv Tseu	7,603
Robert Hagerty	16,041
Gregg Hammann	7,978
John Hart	7,603

All Directors and All Executive Officers as a Group (12 persons)	859,167

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 38,732,813 shares of common stock outstanding on May 30, 2015 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of May 30, 2015 as set forth in footnote 2 above.

(4)
As of December 31, 2014, PRIMECAP Management Company ("PRIMECAP") claimed sole dispositive power as to 4,910,950 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 19, filed on February 13, 2015. PRIMECAP has supplementally informed Plantronics that 3,701,500 of these 4,910,950 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 23 to Schedule 13G/A filed February 6, 2015, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2014, it had sole voting power over 3,701,500 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2014, BlackRock, Inc., claims sole voting power as to 3,895,730 shares and sole dispositive power as to 4,009,311 shares. Information provided herein is based solely upon BlackRock, Inc.'s Schedule 13G/A, Amendment No. 5 filed on January 15, 2015. BlackRock, Inc. is a publicly held entity listed on the NYSE.

(6)
As of December 31, 2014, Royce & Associates, LLC claims sole voting power and sole dispositive power as to 3,403,690 shares. Information provided herein is based solely upon Royce & Associates, LLC's Schedule 13G/A, Amendment No. 4 filed on January 20, 2015.

(7)
As of December 31, 2014, The Vanguard Group claims sole dispositive power as to 2,633,510 shares, shared dispositive power as to 53,835 shares and sole voting power as to 57,035 shares. Information provided herein is based solely upon The Vanguard Group's Schedule 13G/A, Amendment No. 4 filed on February 11, 2015.

Stock Ownership Requirements; Anti-Hedging and Anti-Pledging Policy

The Nominating and Corporate Governance Committee of the Board has established stock ownership guidelines for all Executive Officers and directors. Under the guidelines, Executive Officers should own, and directors must own, a certain amount of Plantronics' common stock as discussed below. For purposes of this requirement, "Executive Officers" are officers subject to the reporting requirements of Section 16(a) of the Exchange Act. As of the beginning of fiscal years 2016 and 2015, respectively, all directors and Executive Officers met these ownership guidelines.

Non-Employee Directors

All non-employee directors must hold the lesser of (i) that number of shares (or the value of in-the-money vested stock options) equal in value to $25,000, or (ii) 1,000 shares of our common stock. Each non-employee director must attain the foregoing ownership requirement within four years after his or her appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to his or her annual base salary, or (ii) 25,000 shares of our common stock. The President and CEO should attain the foregoing ownership threshold within four years after his or her acceptance of the position.

Executive Officers

All Executive Officers (other than the President and CEO) should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold within four years after his or her acceptance of the position.

To determine the value of shares held by each of our non-employee directors and each Executive Officer, including the President and CEO, we divide the threshold value of stock to be held by each individual by the market price of our common stock at the beginning of each fiscal year. The value of shares of common stock is calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of shares of our common stock during a fiscal year will not affect the amount of stock that an individual must hold during that year. The Nominating and Corporate Governance Committee has the discretion to modify these guidelines, including on a case-by-case basis, as it deems appropriate.

Anti-Hedging and Anti-Pledging Policy

After review and following a recommendation by our Compensation Committee, on March 12, 2015, our Board approved revisions to our Insider Trading Compliance Program and Policy regarding hedging, pledging, and short selling our stock. Under the revised policy, directors, officers, employees and other associated parties are prohibited from short selling our stock, hedging or trading in publicly-traded options such as puts, calls and other derivative securities (other than stock options issued by us) with respect to our stock, pledging our stock as collateral for loans, or holding our stock in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers (each, a "NEO" and collectively, the "NEOs") during fiscal year 2015, although much of the discussion also applies to all of our executive officers as they are defined in Part I, Item 1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 15, 2015 ("Executives") generally. For fiscal year 2015, our NEOs are:

•Ken Kannappan, President and CEO
•Pam Strayer, Senior Vice President and CFO
•Joe Burton, Executive Vice President of Products, Technology & Strategy and Chief Technology Officer
•Don Houston, Senior Vice President, Sales
•Philip Vanhoutte, Senior Vice President and Managing Director, Europe and Africa

This Compensation Discussion and Analysis is comprised of three sections:

•
Fiscal Year 2015 Strategic Executive Compensation Practices - Highlights key aspects of executive compensation adopted by our Board or the Compensation Committee of the Board ("Committee"), for fiscal year 2015.

•	Our Compensation Framework - Discusses our compensation philosophy and practices.

•	Fiscal Year 2015 NEO Compensation - Details the actual compensation earned by our NEOs during fiscal year 2015.

FISCAL YEAR 2015 STRATEGIC EXECUTIVE COMPENSATION PRACTICES

Our approach to executive compensation is designed to align our Executives' compensation, including that of the NEOs, with stockholder interests and overall corporate goals while concurrently encouraging Executive achievement, retention, and engagement. For fiscal year 2015, overall corporate performance was consistent with or above the pre-established corporate goals set for our Executives by our Board and the Committee. Key highlights of Executive compensation in fiscal year 2015 include:

Cash Incentive Plans

•	Annual Payouts. Cash bonus payouts under our Executive Incentive Plans ("EIPs") are contingent upon annual results.

•
Funding metrics are directly linked to business objectives. We fund our short-term cash incentive plan based on achievement of Non-GAAP Operating Income (excluding certain litigation expenses described in the section entitled "Compensation Elements" below), Net Revenue, and Inventory Turns metrics which track our results on key financial performance metrics.

•
EIP cash bonuses are funded by direct achievement of metrics.  Our EIPs are funded only upon achievement of pre-determined performance metrics.  As opposed to cash bonus plans that may fully fund at the maximum amount upon achievement of threshold minimum targets, funding of our EIPs directly correlates with corporate performance against objectives.

The correlation between payments under our cash bonus programs and performance is illustrated in the table below which identifies the average amounts paid to our NEOs under the cash bonus programs in effect in each of the last five fiscal years as they relate to three key metrics: (1) net revenue; (2) operating income; and (3) earnings per share. The table depicts actual annual results for each metric as a percentage of the target. It also shows the average NEO bonus payout as a percentage of the target.

* Net revenue was introduced as a funding metric in fiscal year 2013; prior fiscal year net revenue results are shown for illustrative purposes only.

CEO Total Direct Compensation

•
CEO Base Salary. After careful consideration of relevant peer data and in light of the fact that Mr. Kannappan's base salary was not modified in fiscal year 2014, the Committee increased his base salary by $25,000, an increase of 3.57% over the two-year period. Comparatively, during fiscal years 2015 and 2014, the budget for the base salaries of our U.S.-based employees increased by 3.50% and 3.70%, respectively.

•
CEO Incentive-Based Compensation. Performance-based short- and long-term incentives continue to represent a significant percentage of Mr. Kannappan's total direct compensation ("TDC"), comprising his annual base salary and targeted short-term cash bonus and long-term equity grants. For the past five years, when considering Mr. Kannappan's TDC, the Committee reviewed the ratio of his base salary to short- and long-term incentives. In fiscal year 2015, the Committee targeted Mr. Kannappan's base salary to comprise approximately 17% of his total direct compensation. The table below illustrates the targeted allocation of base salary, cash bonus, and long-term equity incentives as percentages of his total direct compensation.

* The components of TDC are base salary, cash bonus, and equity awards and are described in more detail in the section entitled "Compensation Elements" below.

Long Term Incentives

•
Awards of long-term incentives are staggered. To balance the impact of stock market volatility on the exercise price of stock options, we continued the practice of granting equity awards to Executives on a semi-annual basis at pre-determined dates. Such awards are granted at the discretion of the Committee after assessment of individual and corporate performance during the year with no particular weight given to either performance criteria.

Other Executive Benefits

•
Limited perquisite program. We provide limited additional benefits to our Executives relative to non-executive employees. Further discussion of the additional benefits Executives are eligible to receive is included in the section entitled "Benefits" below.

•
Market consistent severance terms. Severance agreements with the majority of our Executives, which for U.S.-based employees include change of control based severance compensation, provide cash compensation and accelerated vesting of equity awards. The severance provisions with our Executives are generally consistent with a range of similar provisions for executives at other companies. (A more detailed description of the executive severance arrangements is included in the section entitled "Employment and Change of Control Severance Agreements for Our NEOs," below).

OUR COMPENSATION FRAMEWORK

Our Compensation Philosophy and Guiding Principles

Our philosophy is that executive compensation should be competitive and vary with actual performance of the company and the individual. Accordingly, our Executive compensation program is designed to target potential compensation based on achievement of corporate goals and the contributions of each Executive, and his or her team, to realizing those goals. The program consists of:

•Base salary
•Variable annual cash incentives
•Equity incentives
•Additional, peer-comparable benefits

The guiding principles of our Executive compensation program are:

•Attract highly qualified executives and motivate them to perform at the highest levels
•Reward outstanding performance while avoiding excessive risk

•	Retain executives whose skills are essential for maintaining and building upon the successes of our business and creating long-term value

•	Establish annual short-term targets for cash incentives that are directly tied to metrics we deem important to financial performance as well as to individual areas of accountability

•	Create greater stockholder value by awarding long-term equity compensation tied to the achievement of consistent positive corporate results

•	Recruit and retain successful individuals by providing comprehensive compensation packages competitive with those of executives in similar positions at comparable companies

Role of the Compensation Committee

Our Executive compensation policies are established and overseen by the Committee. Each Committee member is an independent, non-employee, outside director as defined under applicable NYSE listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended, respectively, with experience managing executives and making executive compensation decisions. The Committee solicits input from our CEO when making compensation decisions for Executives other than our CEO.

Role of Our Stockholders and the Say-on-Pay Vote

We consider our relationships with our stockholders as fundamental. All stockholders are welcome to submit suggestions regarding our governance, including our Executive compensation practices. Suggestions should be sent to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or made by phone at 831-426-5858. Additionally, we have established a comprehensive stockholder outreach program through which significant stockholders can raise concerns regarding our governance, including our Executive compensation practices.

We also provide all stockholders with the opportunity to cast an annual advisory vote on our Executive compensation ("say-on-pay"). At our 2014 Annual Meeting of Stockholders, 93% of the votes cast on our say-on-pay proposal were in favor of the proposal. This followed the say-on-pay vote at our 2013 Annual Meeting of Stockholders at which 92% of our stockholders voted in favor of the proposal.

Based on our outreach and the votes at our recent annual meetings, the Committee believes our stockholders strongly support our approach to Executive compensation. Consequently, the Committee did not make material structural changes in our Executive compensation practices for fiscal year 2016.

Role of the CEO and Senior Human Resources Executive

Each year, our CEO, Senior Vice President of Human Resources and other appropriate personnel provide the Committee with an assessment of each Executive's prior year performance against her or his specific performance objectives for the year. Our CEO also provides his assessment of how each Executive's performance influenced overall corporate performance. Based on our CEO's assessments, together with information provided by our compensation consultant, our CEO recommends changes to the compensation package and performance objectives of each Executive. After the close of the fiscal year, the Committee makes the final decision on the amount and payment of each Executive's annual cash bonus. Neither the CEO, nor the Senior Vice President of Human Resources participates in any assessment of his or her own performance or makes any recommendation with respect to his or her own compensation package.

Role of the Compensation Consultant

Our independent third party compensation consultant, Compensia, provides information, analysis and advice services regarding executive compensation practices. In fiscal year 2014, the Committee evaluated the nature and quality of the services performed by Compensia and determined to retain Compensia's services in fiscal year 2015. The Committee considers a variety of factors when evaluating the capabilities and independence of compensation consultants including, the consultant's provision of other services to us, the fees paid or expected to be paid, the consultant's policies and procedures designed to prevent conflicts of interest, any business or personal relationships between members of the Committee or member of executive management and the consultant or its personnel, and whether the consultant or its personnel own any of our stock. For fiscal year 2015, the Committee determined that there were no conflicts of interest with Compensia and that Compensia was independent.

At the Committee's direction, Compensia provided the following services in connection with fiscal year 2015 Executive compensation: (i) advice on the competitiveness of executive and non-employee director cash and equity compensation levels; (ii) advice on the EIPs' achievement targets and funding metrics; (iii) ongoing advice on the design of our EIPs and equity incentive plans; (iv) assistance assessing risks related to our compensation programs; and (v) information on executive and non-employee director compensation trends and developments, including market practices.

Although, Compensia reports directly to the Committee Chair, its personnel may contact our employees for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our Executives and other employees may also receive. All decisions concerning the amount or form of Executive compensation are made by the Committee alone.

Peer Group

Recruitment and retention of our Executives require competitive compensation packages. For fiscal year 2015, Compensia, in collaboration with the Committee, gathered objective external compensation data to benchmark our Executive pay against a peer group of similar-industry and size companies (“Peer Group”).

In selecting the Peer Group, the Committee approved relevant metrics proposed by Compensia to establish a group of like companies based on key factors such as industry comparability, revenue and revenue growth, market capitalization, profitability, headcount, and location. In fiscal year 2015, Compensia recommended and the Committee considered as potential peers, companies in the technology hardware and equipment fields, particularly communication equipment entities, along with software companies, primarily systems, application or internet or services developers and providers. Other selection criteria included: (i) consistency, such as whether we included a company in our prior fiscal year Peer Group; (ii) whether a company had positive net income in the prior year; and (iii) whether we were included in the company's peer group in the prior year. Based on a summary provided by Compensia, the Committee selected 19 publicly traded companies in the technology, hardware, equipment and software industries with annual revenues between $334 million and $2.8 billion and market capitalization between $675 million and $4.4 billion. The Peer Group approved by the Committee for fiscal year 2015 was:

Adtran	Arris Group	Aruba Networks	Cadence Design Systems
Coherent	Emulex	Finisar	Infinera
Informatica	Mentor Graphics	MicroStrategy	Netgear
Polycom	Progress Software	Riverbed Technology	Rovi
TIBCO Software	Verint Systems	ViaSat

For executive compensation comparisons, Compensia provided data from the most recently reported proxy statements and SEC filings for the selected Peer Group companies. Because proxy disclosures are generally limited to each company’s top five executives, sufficient publicly disclosed data was not available for all of our NEOs. Therefore, as an additional resource, we obtained applicable compensation data for similar executives at the Peer Group companies as reported in The Radford Global Technology Survey.

Compensation Elements

Total Direct Compensation. The Committee believes that compensation must be viewed holistically and, therefore, evaluates compensation in its totality. We refer to this total as total direct compensation or ("TDC"). The elements of TDC are Target Cash Compensation, Equity Awards, and benefits. The Committee considers the median of the range of TDC for each Executive as compared to executives in similar positions with similar responsibilities at the Peer Group companies. Our strategy is such that when Company-wide performance is above pre-established targets in a fiscal year, our Executives will generally earn greater than median pay and when performance falls below targets, they will typically earn less than median pay. The Committee believes a compensation program that enables greater than median compensation when performance exceeds pre-established targets, supports its goal of motivating our Executives to increase stockholder value.

Key Elements of Compensation in Fiscal Year 2015

Pay Element	Pay Element Description	Link to Performance	Benchmark Market Position	Intended Compensation Philosophy Element
				Market Competitive	Performance Based	Long-term Focused	Aligned with Stockholders	Equity Stake
Base Salary	Fixed salary provided to each Executive	Reflects market competitiveness, performance and time in role	Generally market median	X	X
Cash Bonuses	Annual incentive awards payable after the close of the fiscal year that provide performance-based cash compensation for achievement of company-wide and functional specific goals.
For fiscal year 2015, the Plan Funding Metrics, which determine Corporate Pool Funding, were *Non-GAAP Operating Income, Net Revenue, and Inventory Turns. Performance against the funding objectives determined the aggregate amount in the pool available for allocation. Actual pool funding equals the sum of all Executives’ individual Target Awards multiplied by the weighted average achievement of the Plan Funding Metrics. For fiscal year 2015, the Corporate Pool Funding percent was 111.96% of target.
			Generally market median	X	X		X
Equity Awards	A mix of any of stock options, RSAs and RSUs	Equity awards are linked to long-term service and are intended to reward Executives for positive long-term performance.	Generally market median	X	X	X	X	X

*Excludes certain legal costs as further described under "Funding" below.

Target Cash Compensation. "Target Cash Compensation" is composed of base salary and cash bonus. When considering Target Cash Compensation, the Committee evaluates:

•	Each Executive's then-current salary and Bonus target relative to the Peer Group market median

•	CEO input on individual performance and base salary recommendations

•	The Committee's own observations on the performance and contribution of each Executive

In fiscal year 2015, NEO Target Cash Compensation approximated, on average, the market median for executives in similar positions with similar responsibilities at the Peer Group companies.

Base Salaries. Base salaries are typically set annually based on the scope of each Executive's responsibilities and benchmarked against the Peer Group companies. To remain competitive, base salaries are evaluated against the median of the range of salaries for executives in similar positions; however, the Committee does not target a specific percentile when setting compensation levels. In fiscal year 2015, base salary increases for our NEOs averaged less than 6% over fiscal year 2014.

Executive Incentive Plans ("EIPs"). Annually, the Committee establishes targets for performance-based cash bonuses ("Bonuses") to motivate our Executives to focus on achieving annual Company-wide financial performance and functional goals. Overall, the EIPs are designed to achieve payout at target levels on average over multiple years.

EIP Types. In fiscal year 2015, we had two forms of EIPs, one for our CEO ("CEO EIP") and one for the Executives that report directly to our CEO ("Non-CEO EIP"). The primary differences between the two types of EIPs were that the CEO EIP was intended to comply with Internal Revenue Code Section 162(m) ("Section 162(m)") and was based on overall corporate objectives, while the Non-CEO EIP was not intended to comply with Section 162(m) and included objectives specific to each Executive's functional responsibilities within the company.

Targets. To achieve Target Cash Compensation for each Executive, the Committee established target amounts in part by examining the median of the range of cash bonuses and the total cash compensation targeted for executives in similar positions with similar responsibilities at Peer Group companies; however, the Committee also used its own judgment to determine proper levels of compensation for each Executive.

Funding. In fiscal year 2015, the total potential amount payable as Bonuses to all employees, including Executives under the EIPs, was set by the Committee and is referred to as the "Corporate Pool Funding". Bonus payouts from the Corporate Pool Funding were based on meeting or exceeding the following three funding metrics set by the Board (collectively, the "Funding Metrics"):
•Net Revenue
•Non-GAAP Operating Income
•Inventory Turns

When setting the Funding Metrics, the Committee took into account a range of factors including historical performance, our fiscal year 2015 business plan, likelihood of increasing stockholder value, and other external market factors. The Committee also reviewed the status of a certain litigation matter with GN Netcom, Inc. and, after careful consideration, chose to continue the policy established in fiscal year 2014 to exclude GN Netcom-related litigation costs from Non-GAAP Operating Income for purposes of calculating company-wide bonuses. Because we do not include these litigation costs in the evaluation of corporate performance, the Committee does not believe they should be included for purposes of calculating Bonuses.

EIP Performance Goals. Bonus target amounts were a percentage of each Executive's base salary. Actual Bonuses could have been above or below the targeted amounts. Except for the CEO EIP, the EIP plans of each of the other Executives provided (i) 70% of their Bonus target was based on achievement of Company-wide performance goals ("Shared Corporate Goals") and 30% was for achievement of functional-related goals specific to their duties ("Functional Goals"), and (ii) each non-CEO Executive could receive a Bonus of up to 200% of his or her targeted Bonus so long as the sum of all their Bonuses did not exceed the Corporate Pool Funding percentage. The CEO EIP was based entirely on achievement of the Shared Corporate Goals and the maximum amount payable was the lesser of (i) the Corporate Pool Funding percentage, or (ii) 150% of his targeted Bonus.

For fiscal year 2015, the Shared Corporate Goals comprised: Non-GAAP Operating Income; Operational Effectiveness; Associate Engagement; and Market Share. The Non-GAAP Operating Income metric was intended to reward growth in operating income. The Operational Effectiveness metric measures our on-time product deliveries to our customers. The Market Share objective is an important measure of our competitiveness in our target markets. Finally, Associate Engagement was intended to maintain a productive and enjoyable workplace attractive to talented potential and existing employees. The targets for each of the metrics were set by the Committee as reasonable goals based on our business plan and historical analysis.

Payout. For Bonuses to be paid, the thresholds for Corporate Pool Funding had to be met. Performance against the Funding Metrics determined the aggregate amount in the Corporate Pool Funding available for payout. Actual Corporate Pool Funding equaled the sum of all Executives' targeted Bonuses multiplied by the weighted average achievement of the Funding Metrics. Maximum funding is 150% of the sum of all Executives' target awards. Based on actual fiscal year 2015 performance, each Executive's Bonus was thereafter determined and paid in fiscal year 2016.

Clawback Policy. The Committee has the right to require any Executive to repay any amounts paid under the EIPs if there is a material financial restatement of results for any prior year which resulted in overpayment under the EIPs; however, it is not our practice to automatically require repayment of any Bonus except for those required under applicable laws and regulations. We have not had a financial restatement since the adoption of this policy. In the future, if we are required to restate our financial results for any prior year, the Committee will evaluate the facts and circumstances and may require repayment from those certain Executives who received undue amounts as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires, unless demand is made, within three years following payment of an applicable Bonus and does not apply to Equity awards. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our actual ability to collect repayment, if legal under state and federal laws, may vary.

Equity Awards. Executive equity incentives are typically granted in the form of (i) stock options, and (ii) awards of restricted stock ("RSAs"), restricted stock units ("RSUs") or a combination of RSAs and RSUs, as the Committee deems appropriate. Equity awards are designed to align Executive compensation with the long-term interests of our stockholders by encouraging Executives to improve Company performance in ways that increase the value of our stock for all our equity holders, including themselves. The value of stock options is calculated using the Black-Scholes option-pricing model. RSAs and RSUs are valued at the fair market value of our common stock which is the closing stock price as reported on the NYSE on the date of grant.

Benefits Programs and Perquisites. We also provide Executives with benefits such as medical and dental insurance and a 401(k) plan that are generally available to all employees. The Committee furthermore believes it is appropriate to offer Executives certain additional benefits that are reasonable, competitive and consistent with our overall Executive compensation program, as described in more detail in the section "Benefits Programs," below.
Tax Considerations. When making Executive compensation decisions, the Committee considers the tax deductibility of the various compensation arrangements under Section 162(m). However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always coincide with tax deductibility requirements, we may, consistent with our compensation philosophy, approve programs under which payments are not fully deductible.

For fiscal year 2015, the Committee intended that the CEO EIP be compliant with Section 162(m). The higher potential Bonuses available to our other Executives were intended to more heavily emphasize achievement of key corporate goals by recognizing individual performance. As part of its decision to allow potentially greater Bonuses for our non-CEO Executives, the Committee determined it was unlikely that more than one Executive would exceed the Section 162(m) $1 million deduction limit.

In addition, the Committee intended that Equity awards granted to our Executives in fiscal year 2015 meet the requirements for tax deductibility under Section 162(m). We intend to continue to evaluate the effects of the statute and any applicable regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company and our stockholders.

FISCAL YEAR 2015 NEO COMPENSATION

In fiscal year 2015, the cash compensation earned by our NEOs was comprised of their base salaries and Bonuses. Information regarding their salaries in fiscal year 2015 and in prior years is detailed in the Summary Compensation Table, below.

The following shows actual fiscal year 2015 goals and achievements under the EIPs and the compensation earned by our NEOs. The table below shows the weighting and minimum, target, and maximum awards under the EIPs for fiscal year 2015:

Fiscal Year 2015 EIP Funding Metrics	Weight	Minimum Award Multiplier 0.5x	Target Award Multiplier 1.0x	Maximum Award Multiplier 1.5x
Net Revenue	20%	$840M	$875M	$910M
*Non-GAAP Operating Income	60%	$155M	$180M	$205M
Inventory Turns	20%	4.90	5.90	6.90
	100%
*Excludes certain legal costs described under "Compensation Elements" above.

The Committee established and approved the Award Multipliers in the table above with the Target 1.0x column as the goal for 100% Corporate Pool Funding. The Committee also set minimum thresholds below which no Bonuses would be paid. The funding level percentages may vary within a range of 50% to 150% of target (0.5x - 1.5x) and were a straight-line interpolation between points.

The table below shows actual results for Corporate Pool Funding for fiscal year 2015:

Performance to Funding Metrics	Fiscal Year 2015 Results	% Achievement	Actual Bonus % Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue	$865M	86.0%	85.7%	20%	17.2%
Non-GAAP Operating Income (2)	$185M	110.0%	110.2%	60%	66.1%
Inventory Turns	6.77	143.0%	143.4%	20%	28.7%
Fiscal Year 2015 Corporate Pool Funding					112.0%

(1)	Weighting of each of the Funding Metrics was calculated independently.

(2)	Excludes certain legal costs described under "Compensation Elements" above.

The tables that follow illustrate the specific fiscal year 2015 targeted and actual Bonuses for each NEO with the financial objective measured at the consolidated level. For each of the NEOs, the metrics were defined as follows:

(i)
Non-GAAP Operating Income achievement was the achievement of Non-GAAP Operating Income against the annual target. Both the achievement and the annual target exclude legal costs associated with litigation brought by GN-Netcom;

(ii)	Operational Effectiveness is a measure of the timeliness of our customer deliveries against established targets;

(iii)	Associate Engagement was measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey; and

(iv)
Market Share reflects the percentage of the total addressable market for our Enterprise products, measured by net revenues from Enterprise products divided by the sum of such net revenues plus similar product revenue as reported from a leading competitor. We measured Market Share in this manner as, to our knowledge, no other public data on the Enterprise revenue of other competitors was readily available.

In the NEO EIP compensation tables below, if the financial objective was measured at a level below the consolidated level (such as geographic region or product category) and is not publicly disclosed information, the target itself is not included in the tables, but the relative percent achieved is shown. Accordingly, Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Additionally, the Committee retained discretion to adjust actual awards consistent with the terms of the EIPs. Variances in the tables below between the Total Target Bonus Weighted Score and Actual Bonus Payout as a Percent of Individual Target reflect the Committee's exercise of its discretion.

Ken Kannappan

Ken Kannappan's fiscal year 2015 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$182,000	$185,107	106.2%	65.0%	69.0%
Operational Effectiveness	Consolidated	—	—	123.0%	10.0%	12.3%
Associate Engagement		—	—	150.0%	10.0%	15.0%
Market Share	OCC	—	—	68.0%	15.0%	10.2%
Total Target Bonus (in whole $)		$797,500			100.0%	106.5%
Corporate Pool Funding Percent			112.0%
Actual Bonus Payout as Percent of Individual Target			112.0%
Total Bonus Payout			$892,881

All of Mr. Kannappan's objectives were Shared Corporate Goals based on Company-wide objectives. During the five year period from fiscal year 2011 to fiscal year 2015, he was paid Bonuses ranging from 92.1% to 135.6% of the targeted amounts for those years with an average over that period of 110.9%. In four of the five years, his Bonus was greater than 100%.

Pam Strayer

Pam Strayer's fiscal year 2015 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$182,000	$185,107	106.2%	35.0%	37.2%
Operational Effectiveness	Consolidated	—	—	123.0%	10.0%	12.3%
Associate Engagement		—	—	150.0%	10.0%	15.0%
Market Share	OCC	—	—	68.0%	15.0%	10.2%
Functional Goals		—	—	112.5%	30.0%	33.8%
Total Target Bonus (in whole $)		$237,250			100.0%	108.5%
Corporate Pool Funding Percent			112.0%
Actual Bonus Payout as Percent of Individual Target			109.0%
Total Bonus Payout			$258,603

Ms. Strayer manages Finance, Legal, Internal Audit, and Information Technology. Four of Ms. Strayer's objectives were Shared Corporate Goals comprising 70% of her Bonus. The remaining 30% was tied to achievement of her Functional Goals including maintaining and improving accounting quality, targeting profitability improvements and improving operational effectiveness through strategic supply chain initiatives.

Ms. Strayer joined Plantronics and began participating in the EIP in fiscal year 2013. Her Bonus in fiscal years 2013 and 2014 were 101.9% and 108.1%, respectively, of the targeted amount, although her actual Bonus payout in fiscal year 2013 was prorated based on the period of her employment commencement date to the end of fiscal year 2013.

Joseph Burton

Joseph Burton's fiscal year 2015 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$182,000	$185,107	106.2%	35.0%	37.2%
Operational Effectiveness	Consolidated	—	—	123.0%	10.0%	12.3%
Associate Engagement		—	—	150.0%	10.0%	15.0%
Market Share	OCC	—	—	68.0%	15.0%	10.2%
Functional Goals		—	—	112.0%	30.0%	33.6%
Total Target Bonus (in whole $)		$276,250			100.0%	108.3%
Corporate Pool Funding Percent			112.0%
Actual Bonus Payout as Percent of Individual Target			109.0%
Total Bonus Payout			$301,113

Mr. Burton manages the Product, Technology and Strategy division. Four of Mr. Burton's objectives were Shared Corporate Goals comprising 70% of his Bonus. The remaining 30% was tied to achievement of his Functional Goals including increasing the efficiency of our product development process, driving innovation, and increasing software features in our products.

Mr. Burton joined Plantronics and began participating in the EIP in fiscal year 2012. His Bonus in fiscal year 2012 was 92.1%, although his actual Bonus payout was prorated based on the period of his employment commencement date to the end of fiscal year 2012. In fiscal years 2013 and 2014, he was paid Bonuses of 112.9% and 116.5%, respectively, of the targeted amounts for each year.

Don Houston

Don Houston's fiscal year 2015 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	182,000	$185,107	106.2%	35.0%	37.2%
Operational Effectiveness	Consolidated	—	—	123.0%	10.0%	12.3%
Associate Engagement		—	—	150.0%	10.0%	15.0%
Market Share	OCC	—	—	68.0%	15.0%	10.2%
Functional Goals		—	—	108.3%	30.0%	32.5%
Total Target Bonus (in whole $)		$260,000			100.0%	107.2%
Corporate Pool Funding Percent			112.0%
Actual Bonus Payout as Percent of Individual Target			95.8%
Total Bonus Payout (1)			$249,000

(1)    Mr. Houston's Bonus was reduced in fiscal year 2015 by $50,000 in connection with a disciplinary matter. Had his Bonus not been reduced, his actual Bonus would have been $299,000, which would have been equal to 115.0% of his Bonus target.

Mr. Houston manages the Americas and Asia-Pacific sales regions. Four of Mr. Houston's objectives were Shared Corporate Goals comprising 70% of his Bonus. The remaining 30% was tied to achievement of his Functional Goals, including revenue targets for our Consumer products, and improving certain profitability and business metrics.

During the five year period from fiscal year 2011 to fiscal year 2015, he was paid Bonuses ranging from 92.1% to 135.2% of the targeted amounts for those years with an average over that period of 108.1%. In three of the five years, his Bonus was greater than 100%.

Philip Vanhoutte

Philip Vanhoutte's fiscal year 2015 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$182,000	$185,107	106.2%	35.0%	37.2%
Operational Effectiveness	Consolidated	—	—	123.0%	10.0%	12.3%
Associate Engagement		—	—	150.0%	10.0%	15.0%
Market Share	OCC	—	—	68.0%	15.0%	10.2%
Functional Goals		—	—	116.6%	30.0%	35.0%
Total Target Bonus (in whole $) (1)		$147,068			100.0%	109.7%
Corporate Pool Funding Percent			112.0%
Actual Bonus Payout as Percent of Individual Target			111.0%
Total Bonus Payout (1)			$163,246

(1)    Mr. Vanhoutte's cash compensation is paid in Euros but is reported here in U.S. Dollars ("USD"). All amounts were converted from Euros to USD at the rate of 1 Euro to 1.08885 USD.

Mr. Vanhoutte manages sales and marketing in Europe and Africa. Four of Mr. Vanhoutte's objectives were Shared Corporate Goals comprising 70% of his Bonus. The remaining 30% was tied to achievement of his Functional Goals, including revenue targets for our Consumer products and improving certain profitability and business metrics.

During the five year period from fiscal year 2011 to fiscal year 2015, he was paid Bonuses ranging from 92.1% to 136.0% of the targeted amounts for those years with an average over that period of 110.3%. In four of the five years, his Bonus was greater than 100%.

Target Versus Actual Total Cash Compensation Earned in Fiscal Year 2015

The following table lists the actual total cash compensation (base salary and Bonuses) paid to each NEO earned during fiscal year 2015 in comparison to target total cash compensation.

	Target Cash Compensation			Actual Cash Compensation
Name and Position	Base Salary(1)	EIP Targeted Bonus	Total Target Cash Compensation	EIP Actual Bonus	Total Actual Cash Compensation	Total Actual Cash Compensation as a % of Target
Ken Kannappan	$725,000	$797,500	$1,522,500	$892,881	$1,617,881	106.3%
Pam Strayer	$365,000	$237,250	$602,250	$258,603	$623,603	103.5%
Joseph Burton	$425,000	$276,250	$701,250	$301,113	$726,113	103.5%
Don Houston	$400,000	$260,000	$660,000	$249,000	$649,000	98.3%
Philip Vanhoutte (2)	$294,136	$147,068	$441,204	$163,246	$457,382	103.7%

(1)
Reflects base salaries in effect as of July 1, 2014. For purposes of comparison to the Total Target Cash Compensation set by the Committee, the amount set forth in the Total Actual Cash Compensation column and the percentage in the Total Actual Cash Compensation as a percentage of Target column assumes each NEO was paid the Base Salary indicated for the entirety of fiscal year 2015. The actual salary earned by each NEO in fiscal year 2015 is set forth in the "Summary Compensation Table" below.

(2)	Mr. Vanhoutte's cash compensation is paid in Euros but is reported here in USD. All amounts were converted from Euros to USD at the rate of 1 Euro to 1.08885 USD.

Long-Term Equity Incentives - General

We offer Equity awards to our Executives through our 2003 Stock Plan to encourage achievement of corporate objectives for the long-term benefit of the Company and its stockholders. In any given fiscal year, the Committee may approve grants of stock options, RSAs or RSUs, or any combination of the three, to Executives after consideration of a variety of factors including:

•	Equity granted to executives in similar jobs at comparable companies based on the surveys discussed in "The Benchmark Study" above

•	An Executive's scope of responsibilities and actual performance

•	Input from our CEO (other than with respect to the CEO's Equity awards)

•	The potential for particular Executives to influence our long-term growth and profitability

The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Stock options granted to Executives generally have a seven year term and vest over three years from the date of grant, with one-third of the shares granted vesting on the anniversary of the date of grant and the remaining shares vesting monthly thereafter until fully vested. During fiscal year 2014, we modified our vesting policy for RSAs and RSUs awarded to our Executives such that all RSAs and RSUs generally vest in three equal annual installments. RSAs and RSUs awarded prior to fiscal year 2014 continue to vest at the rate of one-quarter per year over four years from the date of grant. Vesting of all Equity awards is subject to the continued employment of the Executive on each vesting date.

Stock Options and Restricted Stock Grants

Since fiscal year 2008, the Committee has been making annual Equity awards to our Executives in two semi-annual installments to balance potential benefits or penalties to Executives that may result from price volatility of our common stock. The Committee believes that this semi-annual approach to granting stock options is similar in concept to the investment approach of "dollar cost averaging." Further, the granting of equity in installments permits the Committee to assess executive performance throughout the year. The Committee retains the discretion to modify (including increasing, decreasing, or eliminating) the second installment altogether, based on performance.

In accordance with this process, the Committee establishes a targeted total number of shares to be awarded each fiscal year to each Executive, typically in the first fiscal quarter of a fiscal year. Thereafter, the first half of the Equity awards are granted at or shortly after the beginning of the fiscal year (typically in May) and the second half of the annual Equity awards, if subsequently approved by the Committee, are granted after corporate financial and operating results for the first half of the fiscal year are final (typically in November).

Equity awards are granted shortly after financial results are announced, typically three days after an applicable quarterly or annual earnings release. The Committee believes this follows best practices by allowing financial markets sufficient time to adjust after announcement of our operating results.

As noted in the section entitled "Role of the CEO and Senior Human Resources Executive" above, following completion of each fiscal year the CEO and Senior Vice President of Human Resources provide the Committee with an assessment of each Executive's prior year performance (other than himself or herself). The CEO also provides his assessment of how each Executive's performance influenced overall corporate performance. The CEO does not provide an assessment of his own performance. Based on the CEO's assessments, together with information provided by our compensation consultants, the CEO also recommends the types of Equity grants (typically stock options and RSAs and/or RSUs) and number of shares under each grant type for each Executive other than himself. The Committee thereafter makes the final decision as to the types of Equity grants and number of shares granted to each Executive.

Mr. Kannappan considered the following information to develop his recommendations for Equity grants to our Executives in fiscal year 2015, and the Committee considered the same information and such other information as the Committee deemed appropriate when evaluating his recommendations:

•
The history of prior Equity awards to our Executives and the current and potential value of each of their vested and unvested holdings and each Executive's past performance, future contribution potential and other compensation elements previously awarded.

•	The total pool of our common stock budgeted for all employee awards for the fiscal year and the portion going to the Executives as a percentage of the total.

•	Compensia's review of market-competitive total direct compensation levels, as well as general market trends in equity grant practices.

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies.

•	The anticipated value of the Equity awards.

•
An appropriate split of the total number of shares awarded between varying types of Equity awards. The actual split for each Executive was based on an evaluation of market practice, our CEO's assessment and recommendation, and the Committee's review and approval. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan recommended that Equity grants in fiscal year 2015 should take into consideration market-competitive long-term incentive and total direct compensation levels, with appropriate variation based upon individual Executive performance. Mr. Kannappan reviewed his recommendations with Compensia and thereafter recommended a mix of between approximately 33% to 43% of the value of the Equity awards as stock options and 57% to 67% as RSAs, which Compensia advised was consistent with market practice.

The Committee evaluated Mr. Kannappan's recommendations, giving no particular weight to any factor, and made a subjective determination, after considering all of the relevant factors in aggregate to approve Equity awards as set forth below. For a discussion of Mr. Kannappan's own Equity grants, see "Our CEO's Long Term Incentive Equity Grants" below.

The Committee approved the Equity awards below on two dates in fiscal year 2015. On May 1, 2014, as part of its regular annual review of Executive Equity incentives, the Committee agreed upon a targeted number of shares to be granted for each Executive in fiscal year 2015. The Committee thereafter approved Equity awards for each Executive for the total number of RSAs and the first half of the number of stock options targeted for fiscal year 2015, each to be granted on May 2, 2014. Thereafter, on October 30, 2014, the Committee met again and, after review of our second quarter fiscal year 2015 financial results, approved the grant of the second half of the targeted number of stock options for fiscal year 2015, each to be granted on October 31, 2014.

Equity awards granted to our NEOs during fiscal year 2015 were as follows:

	Equity Awards Granted in May 2014		Equity Awards Granted in October 2014
Name	RSA or RSU Shares	Stock Option Shares	Stock Option Shares
Ken Kannappan	30,000	60,000	60,000
Pam Strayer	10,000	10,000	10,000
Joe Burton	20,000	25,000	25,000
Don Houston	10,000	12,500	12,500
Philip Vanhoutte	4,000	6,000	6,000

Benefits Programs

We provide various employee benefit programs to our Executives, including medical, dental, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our ESPP. In addition, we provide limited matching contributions to participants of our 401(k) plan. These benefit programs are generally available to all our employees on substantially equal terms.

Perquisites

In addition to the standard benefits generally available to all of our employees, each Executive was also eligible to participate in or receive the following perquisites in fiscal year 2015:

•An auto allowance,
•Financial, estate and tax services reimbursement,

•Business club membership reimbursement, and
•Personal liability insurance reimbursement.

Furthermore, during the first three quarters of fiscal year 2015, each Executive was eligible to participate in a non-taxable health expense reimbursement program entitled Exec-U-Care, which was a supplement to the Company’s medical plan generally available to all employees. Under Exec-U-care, each Executive was reimbursed for certain medical expenses that were not covered under the Company’s general medical plan.  On November 19, 2014, the Committee approved effective January 1, 2015, an executive physical program that is intended to encourage our Executives to engage in preventive medical care.  Under the program, Executives are able to undergo physicals overseen by physicians. The examinations may include testing and consultations, as appropriate, based on each Executive’s medical situation.  The executive physical program was intended to replace the Company’s Exec-U-Care program. We expect the aggregate cost of the executive physical program will be less than those of the Exec-U-Care program it is replacing.

Additionally, Mr. Kannappan has a Survivorship Comp Life Policy and a Permanent Total Disability Policy for which we paid annual premiums of $21,028 and $4,616, respectively. Except for these policies, each additional benefit is either capped at a fixed amount or only reimbursable at a fixed percentage and is subject to applicable taxes and withholdings.

The value of these additional benefits, constitute only a small percentage of each NEO's TDC and the amounts are included in the "Summary Compensation Table" elsewhere in this Proxy Statement.

Deferred Compensation Plan

In May 2013, we established the Plantronics, Inc. Deferred Compensation Plan (the “2013 DCP”). The 2013 DCP allows eligible employees, including our NEOs, to voluntarily defer receipt, on a pre-tax basis, of some of their earned compensation. The amounts deferred exceed the amounts they could otherwise defer under our 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. We implemented the 2013 DCP as a competitive practice to help attract and retain top talent, and we intend to re-evaluate it from time to time. Due to its conservative design, we do not consider the benefits of the 2013 DCP material to any NEO’s overall compensation package. For more information concerning the 2013 DCP, please see the "Non-Qualified Deferred Compensation" table elsewhere in this Proxy Statement.

Relocation Assistance

Periodically, we may also provide relocation benefits to our Executives and other select employees to induce job candidates to accept job offers or new roles for certain open positions we deem critical to our business needs. These benefits may include transportation of household goods and cars, travel, temporary housing, car rental, storage, miscellaneous relocation allowances, and house-hunting trips. We do not provide home sale and purchase assistance or tax protection to offset costs incurred by Executives as a result of these relocations. Relocation benefits provided to NEOs, if any, are reported in the “All Other Compensation” column of the “Summary Compensation Table”.

Compensation of our Chief Executive Officer

As part of its assessment of the CEO's fiscal year 2014 performance and its review of compensation recommendations for Mr. Kannappan for fiscal year 2015, the Committee carefully considered his contribution to the organization and impact on the creation of value for stockholders. Similar to the factors considered for our other Executives, the Committee also evaluated competitive market data provided by Compensia, our overall corporate performance and Company-wide budget for salary increases, and particular to Mr. Kannappan, the Committee weighed the fact that he did not receive a base salary increase in fiscal year 2014. Based on its market research, Compensia found that Mr. Kannappan's total target cash compensation (base salary and Bonus opportunity), was approximately 5% below the peer group median. After considering the factors described above, the Committee increased Mr. Kannappan's annual base salary by $25,000 from $700,000 to $725,000, an increase of 3.57% over a two year period compared to increases of 3.50% and 3.70% for our U.S.-based employees in fiscal years 2015 and 2014, respectively. In addition, Mr. Kannappan's Bonus target was increased from 100% to 110% of his base salary.

Our CEO's Long-Term Incentive-Equity Grants

In evaluating an Equity award for fiscal year 2015 for Mr. Kannappan, the Committee considered the same factors specified in the section above entitled "Stock Options and Restricted Stock Grants" used to establish Equity awards for the other Executives. The total number of stock options and RSAs awarded to him was determined by taking into account that the value of Mr. Kannappan's target annual long-term incentive was approximately 19% below the market median.

In accordance with the Committee's assessment of Mr. Kannappan's performance in fiscal year 2015, it approved a grant to him of 30,000 shares in the form of a RSA and a non-qualified stock option for the purchase of 60,000 shares on May 1, 2014. The Committee furthermore preliminarily set as a target another stock option grant of 60,000 shares for award in October 2014, which was in fact granted to Mr. Kannappan effective October 31, 2014. The Committee's decision was based upon Mr. Kannappan's performance; the equity grants that had been made to Mr. Kannappan during the prior year; and discussions, input, and recommendations from Compensia.

At the time of consideration by the Committee, the total value of Mr. Kannappan's targeted equity grants for fiscal year 2015 was estimated to be $2,659,800 based on the 30-day average closing price of our stock as of April 15, 2014 of $44.42. The total estimated value of his equity award as of April 15, 2014, consisted of approximately 50% in the form of stock options ($1,327,200) and 50% in the form of an RSA ($1,332,600). The values are determined based on the Black-Scholes option pricing model for options and the fair market value of our common stock which is the closing stock price as reported on the NYSE on the date of grant. The actual values as of the date of grant of Mr. Kannappan's equity grants are reported in the Summary Compensation Table, below.

For fiscal year 2016, the Committee approved on April 25, 2015, for grant on April 29, 2015, 65,000 shares of our common stock in the form of a stock option for the first half of Mr. Kannappan's targeted Equity award and preliminarily targeted the second half of 65,000 shares for grant in October 2015. Additionally, after meetings on April 25, 2015, and April 29, 2015, the Committee approved for grant on April 29, 2015, an award of 36,000 shares in the form of an RSA, and 4,000 shares in the form of an RSU. The total estimated value of the two stock option grants and the RSA and RSU based on the closing price of our stock as of March 12, 2015 of $53.74 was approximately $3,675,000 consisting of approximately 41.5% of the equity value in the form of stock options ($1,525,400) and 58.5% in the form of an RSA and RSU ($2,149,600).

Risk

We designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our Executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so Executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term;

•	annual goals and payment of Bonuses to discourage short-term quarterly risk-taking;

•	potential repayment of one or more years of unearned portions of Bonuses in the event of a material financial restatement; and

•	fixed maximum award levels for performance-based awards.

Employment, Transition and Change of Control Severance Agreements for Our NEOs

To retain our Executives in the event of an acquisition of the Company, the Committee developed and approved change of control severance agreements (the "Change of Control Agreements") that were in effect throughout fiscal year 2015 for the majority of our Executives and all of the NEOs other than Mr. Vanhoutte. In entering into these agreements, the Committee's primary objective is to have the continued dedication and objectivity of our Executives, notwithstanding the possibility of an acquisition, helping to correlate the interests of our Executives with those of our stockholders. To retain our CEO, the Board further agreed at the inception of his employment as CEO in 1999 to pay him severance compensation in the event of his voluntary resignation for certain good reasons and involuntary termination other than for cause, which provisions remain in effect.

Mr. Kannappan's Employment Agreement

In 1999, Mr. Kannappan entered into an employment agreement with us that provided, if his employment was terminated for any reason other than for "Cause" (as defined in the Employment Agreement), that he would be entitled to receive the benefits described below. Since then, his employment agreement has been amended several times to conform with requirements of Internal Revenue Code Section 409A and to update the change of control and severance provisions to fit current market conditions. As amended, his employment agreement is referred to as the "Employment Agreement."

Under his Employment Agreement, if Mr. Kannappan's employment is terminated for any reason other than for "Cause", then subject to his signing and not revoking a release of claims against us, for the period of 24 months following the Termination Date (the "Severance Payment Period") Mr. Kannappan is entitled to receive: (i) continued cash compensation payments equal to 75% of the average annual cash compensation earned based on the four full fiscal quarters immediately preceding the Termination Date; provided, however, the time for calculating 75% of the average annual cash compensation earned shall be measured by the average annual (four successive quarters grouped together) cash compensation earned in the 12 full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of "Company Benefits," including "Medical Benefits" (both as defined in his Employment Agreement). If Mr. Kannappan voluntarily reduces his compensation as a cost reduction measure, his continued cash compensation payment will be calculated as if the voluntary compensation reduction had not been implemented.

The cash compensation is payable in accordance with our normal payroll policies applicable to all of our Executives. The foregoing payments and the provision of Company Benefits will be discontinued and we will be entitled to a refund of all compensation paid if Mr. Kannappan breaches his obligations with respect to proprietary information and a covenant not to compete or solicit.

If we terminate Mr. Kannappan's employment without "Cause" or if he resigns for "Good Reason", and such termination occurs on or within 24 months after a Change of Control (both as defined in his Employment Agreement), then he will receive the following: (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (B) 100% of his annual target cash bonus for the year in which the severance payment is triggered. Under the terms of his Employment Agreement, Mr. Kannappan would have also been entitled to 100% of his quarterly target cash bonus; however, as we no longer offer a quarterly incentive bonus, we have confirmed with him that any severance payment would not include any quarterly incentive target bonus amount. As compared to the benefits received upon termination for any reason other than for "Cause", Mr. Kannappan would only receive certain benefit continuation coverage. His Employment Agreement provides that, if Mr. Kannappan is entitled to receive (1) both the severance compensation described in the preceding two paragraphs above and (2) the compensation described in this paragraph, he will be entitled to receive the payment which yields him the greatest economic benefit. In addition, subject to Mr. Kannappan's continued employment through the effective date of the Change of Control, 100% of his outstanding equity awards will vest in full.

The Employment Agreement provides that cash severance benefits will be payable only following Mr. Kannappan's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon Termination or Change of Control

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Kannappan as of March 28, 2015:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$2,235,351	(1)	$2,900,000	(2)	$—
Company Benefits	$178,455	(3)(5)	$93,319	(4)	$—

(1)
Assuming that termination occurred during the period immediately following the end of fiscal year 2015, but before the end of the first fiscal quarter of 2016, and taking into account the fact that Mr. Kannappan earned his Bonus for fiscal year 2015, he would be entitled to receive, for a period of 24 months following the Termination Date, continued cash compensation payments (in accordance with our normal payroll policies) equal to 75% of the average annual cash compensation earned during the 12 full fiscal quarters immediately preceding the Termination Date. For a complete description of the benefits Mr. Kannappan is entitled to receive as well as the conditions to which such payments are subject, see "Mr. Kannappan's Employment Agreement" above.

(2)
Composed of (i) accrued compensation, (ii) 300% of annual base salary, and EIP Bonus. Mr. Kannappan would have also been entitled to receive 100% of his quarterly incentive target bonus but, as previously mentioned, we no longer offer a quarterly incentive bonus and he has confirmed that any termination related payment would not include a quarterly incentive target bonus.

(3)	Certain Company Benefits estimated at $178,455 based on fiscal year 2015 medical; automobile allowance; disability; life; Exec-U-Care; comprehensive physical; and other group insurance benefits.

(4)	Continued Company Benefits reasonably estimated at $93,319 based on Mr. Kannappan's fiscal year 2015 medical benefit elections.

(5)
Employees classified as "Vice President" or above, including Mr. Kannappan, were entitled to reimbursement of certain medical expenses not covered by our medical plans generally available to all employees until December 31, 2014. This reimbursement program, known as Exec-U-Care, provided an unlimited maximum benefit per year for each employee and eligible dependent for "Essential Benefits," as defined by the program. Additionally, the program provided (a) a $50,000 maximum benefit per year for each employee and eligible dependent for any other services, (b) $5,000 for each occurrence for each employee and eligible dependent, and (c) $100,000 Accidental Death & Dismemberment coverage for the insured employee only. In fiscal year 2015, the amount reimbursed to Mr. Kannappan was $22,560 and is included in the amount reported. Effective January 1, 2015, our Board of Directors adopted an executive physical program that replaced the Exec-U-Care program. The executive physical program is intended to encourage Executives to engage in preventive medical care.  Executives are able to undergo physicals overseen by physicians and the examinations may include testing and consultations, as appropriate, based on each Executive’s medical situation.  In fiscal year 2015, the amount paid for Mr. Kannappan's comprehensive physical was $4,825 and is included in the amount reported.

Accelerated Vesting of Equity Upon Termination or Change of Control

The following table shows the potential value of accelerated vesting of outstanding Equity awards held by Mr. Kannappan had his employment terminated upon his voluntary resignation, involuntary termination, or a change of control of the Company, on March 28, 2015:

Vesting Event	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA Shares Vesting	Value of RSA Shares Vesting (2)	Total Value of Equity on Vesting Event
Voluntary Resignation (3)	114,723	$1,165,117	26,250	$1,416,188	$2,581,305
Involuntary Termination (4)(5)	145,834	$1,412,065	47,500	$2,562,625	$3,974,690
Change of Control	185,280	$1,641,671	57,500	$3,102,125	$4,743,796

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $53.95 on March 28, 2015 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA shares by our common stock price of $53.95 on March 28, 2015.

(3)	Represents the number of shares that would have vested had his employment continued for another 12 months.

(4)	Represents the number of shares that would have vested had his employment continued for another 18 months.

(5)	Involuntary Termination includes termination other than for Cause or due to Death or Disability, each as defined in Mr. Kannappan's Second Restated Employment Agreement.

In the event Mr. Kannappan's employment is terminated for Cause, all unvested equity awards shall terminate upon his Termination Date.

Other Named Executive Officers

In general, the Change of Control Agreements for Messrs. Burton and Houston provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of their respective outstanding equity awards will vest according to the vesting schedule specified in our 2003 Stock Plan. In addition, if an Executive's employment is terminated by us without "Cause" or by the Executive for "Good Reason" (as those terms are defined in the Change of Control Agreements) within 24 months after a Change of Control, the Executive is entitled to receive:

•	accrued compensation; and

•	a severance payment equal to the sum of:

◦	100% of the Executive's annual base salary in effect immediately prior to the Executive's termination date or (if greater) at the level in effect immediately prior to the Change of Control;

◦	that pro rata portion or all of the Executive's annual target incentive bonus that the Executive has earned but not yet been paid; and

◦	100% of the Executive's annual targeted Bonus for the year in which the severance payment is triggered.

The Change of Control Agreements also provide for each Executive to receive the following severance benefits:

•	continuation of certain health benefits for the Executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the Executive and us; (ii) an agreement not to solicit other employees to terminate their employment with us for a two year period; and (iii) a release of claims against us.

The Change of Control Agreements also contain provisions that are designed to provide to each Executive the greatest amount of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute "parachute payments" under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Strayer is identical to the Change of Control Agreements of the other NEOs described above with the exception that she would be entitled to receive a severance payment equal to the sum of: (i) 200% of her annual base salary; (ii) that pro rata portion or all of her annual target cash bonus that she has earned but not yet been paid; and (iii) 200% of her annual targeted Bonus for the year in which the severance payment is triggered. Ms. Strayer's consideration under the Change in Control Agreement is greater than the other NEOs (other than our CEO) because the Committee determined that the foregoing level of severance compensation, if the change of control payment is triggered, was appropriate for someone serving in the role of chief financial officer.

Mr. Vanhoutte does not have a Change of Control Agreement with us. Instead, under his employment agreement, as amended and restated effective September 13, 2013, (the "Vanhoutte Employment Agreement"), he is entitled to six months' severance if he terminates his employment for any reason and 12 months' severance if his employment is terminated by us. Under the Vanhoutte Employment Agreement, severance is based upon Mr. Vanhoutte's then current base salary, a pro rated portion of his annual holiday allowance, and contributions due under our European pension plan, if any.

Other than Mr. Vanhoutte, whose Employment Agreement is discussed further below, the agreements with our Executives do not provide for compensation or benefits if they terminate their employment voluntarily or we terminate their employment for cause. For Ms. Strayer and Messrs. Burton and Houston, the following table shows the potential payments upon termination without "Cause" or by the identified NEO for "Good Reason" within 24 months after a change of control of the Company, if such termination had occurred on March 28, 2015:

Name	Executive Compensation and Benefits Upon Separation	Termination Without Cause or for Good Reason After Change in Control
Pam Strayer	Compensation	$1,535,373	(1)
	Benefits	$—	(2)
Joe Burton	Compensation	$1,097,363	(3)
	Benefits	$23,984	(2)
Don Houston	Compensation	$928,800	(3)
	Benefits	$33,479	(2)

(1)
Comprised of (i) 200% of annual base salary, (ii) that pro-rata portion of the annual targeted Bonus that has been earned but not yet been paid, and (iii) 200% of the annual targeted Bonus for the year in which the severance payment is triggered.

(2)	Amounts estimated based on certain employee medical benefit elections in fiscal year 2015.

(3)
Comprised of (i) 100% of annual base salary, (ii) that pro-rata portion of the annual targeted Bonus that has been earned but not yet been paid, and (iii) 100% of the annual targeted Bonus for the year in which the severance payment is triggered.

For Mr. Vanhoutte, the table below shows the potential payments to him should he have chosen to terminate his employment agreement or if we had terminated his employment agreement, in either event, on March 28, 2015.

Name		Compensation on the Executive's Election to Terminate His Employment (1)(3)	Compensation on the Company's Election to Terminate Executive's Employment (2)(3)
Philip Vanhoutte	Salary	$147,068	$294,136

*	The amounts in the table above were converted from Euros to USD at the exchange rate in effect on March 28, 2015 of 1 Euro to 1.08885 USD.

(1)	Based on six months' statutory notice requirement.

(2)	Based on 12 months' statutory notice requirement.

(3)
If we requested, and Mr. Vanhoutte agreed, to perform services after his or our election to terminate his employment agreement for the six or 12 months notice periods, respectively, he would continue to accrue Holiday pay based on his base salary in effect on March 28, 2015 at the rate of 2.083 days per month and we would continue to pay his health benefits and pension contributions, estimated at $1,559 per month.

Accelerated Vesting of Equity Upon Termination or Change of Control

The table below shows the potential value of accelerated vesting of outstanding Equity awards held by our NEOs, other than Messrs. Kannappan and Vanhoutte, had their employment terminated upon a change of control of the Company on March 28, 2015. The table does not include the potential value of accelerated vesting of the outstanding Equity awards of Mr. Kannappan which are shown in the section entitled, "Mr. Kannappan's Employment Agreement," above, nor of Mr. Vanhoutte who is not entitled to accelerated vesting of his outstanding Equity awards.

Name	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA or RSU Shares Vesting	Value of RSA or RSU Shares Vesting (2)	Total Value of Equity on Change of Control
Pam Strayer	33,889	$323,007	21,666	$1,168,881	$1,491,888
Joe Burton	69,725	$589,066	39,416	$2,126,493	$2,715,559
Don Houston	41,668	$384,363	22,416	$1,209,343	$1,593,706

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $53.95 on March 28, 2015 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA shares by our common stock price of $53.95 on March 28, 2015.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2015, 2014 and 2013 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Ken Kannappan	2015	$718,750	$—	$1,279,800	$1,244,466	$892,881	$118,064	$4,253,961
Director, President and CEO	2014	$700,000	$—	$1,384,500	$1,107,540	$759,021	$133,627	$4,084,688
	2013	$693,750	$—	$641,400	$1,301,814	$706,300	$195,690	$3,538,954
Pam Strayer (5)	2015	$358,750	$—	$426,600	$207,411	$258,063	$36,845	$1,287,669
Senior Vice President and CFO	2014	$336,251	$—	$461,500	$221,508	$238,901	$32,042	$1,290,202
	2013	$231,250	$25,000	$319,200	$409,284	$117,368	$78,097	$1,180,200
Joe Burton (6)	2015	$416,250	$—	$853,200	$518,528	$301,113	$71,803	$2,160,894
Senior Vice President of Products, Technology & Strategy and CTO	2014	$386,250	$—	$599,950	$332,262	$295,328	$57,208	$1,670,998
	2013	$368,750	$250,000	$288,630	$400,558	$275,169	$83,883	$1,666,991
Don Houston	2015	$395,000	$—	$426,600	$259,264	$249,000	$39,124	$1,368,988
Senior Vice President, Sales	2014	$379,010	$—	$461,500	$276,885	$284,050	$57,823	$1,459,268
	2013	$374,070	$—	$256,560	$350,488	$249,813	$114,891	$1,345,823
Philip Vanhoutte (7)	2015	$337,618	$—	$170,640	$124,447	$163,246	$112,996	$908,947
Senior Vice President and Managing Director, Europe and Africa	2014	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2013	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Includes all bonus payments, if any, paid outside of the Executive Incentive Plan ("EIP"). See also Notes 5 and 6.

(2)
Stock awards amounts and option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2015 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as filed with the SEC on May 15, 2015 for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(3)	All amounts reported for fiscal years 2013, 2014, and 2015 were annual amounts earned under the EIP and were paid on June 6, 2013, June 5, 2014, and June 4, 2015, respectively.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions; 401(k) match payments; pension contributions (for Mr. Vanhoutte); restricted stock award dividends; supplemental benefit programs available only to employees whose titles are vice president and above, including a program to reimburse participants for certain limited medical expenses, a comprehensive physical program, and legal and financial planning services; auto allowances; a patent award; and a gift card issued to all participants in our Worldwide Sales Meeting. The amounts paid to Messrs. Kannappan and Burton under the program to reimburse participants for their limited medical expenses were $22,560 and $14,842, respectively.

In fiscal years 2013 and 2014, the amounts shown in the All Other Compensation column included premiums paid for medical benefits and life and disability insurance. As those benefits are available to all employees generally, beginning in fiscal year 2015 the All Other Compensation column will exclude these premiums. If they had been included, the amounts shown would have increased as follows: Ken Kannappan $22,110; Pam Strayer $717.27; Joe Burton $15,274; Don Houston $23,249; and Philip Vanhoutte $6,918.
In fiscal year 2015, we paid the premium for a comprehensive life insurance policy for Mr. Kannappan in the amount of $21,028. We also paid premiums for Mr. Kannappan for personal liability and permanent total disability policies that are not generally to all employees. The amounts of these premiums are included in the amount reported.
In fiscal year 2013, Ms. Strayer received relocation benefits in the total amount of $46,951, which are included in the amount reported. Mr. Vanhoutte received relocation benefits of $71,357 in fiscal year 2015, which amount is included in the amount reported.
Furthermore, prior to January 1, 2013, we provided all of our U.S.-based employees, including each of the NEOs but excluding Mr. Vanhoutte, with an accrued vacation plan. Under our paid vacation policy, NEOs received one additional week of paid vacation for each of the first three years of their employment. We eliminated the accrued vacation plan for all U.S. salaried (exempt) employees, including each of the NEOs other than Mr. Vanhoutte, effective December 31, 2012. In connection with the elimination of the plan, in December 2012 we paid each eligible employee a lump sum amount equivalent to their accrued, but unused, vacation balances as of December 31, 2012. The lump sum payments received by our CEO and other NEOs were as follows: Ken Kannappan $107,053; Pam Strayer $9,656; Joe Burton $18,444; and Don Houston $53,179.

(5)
Ms. Strayer's employment commenced on July 16, 2012. In connection with her start of employment, she was paid a sign-on bonus of $25,000 in fiscal year 2013, which amount is reported in the "Bonus" column in the table above.

In addition, the amounts reported in the columns entitled "Salary" and "Non-Equity Incentive Plan Compensation" in the table above are the amounts actually earned by Ms. Strayer from her employment commencement date to the end of fiscal year 2013.

(6)	Mr. Burton's employment commenced on May 23, 2011. The amount reported in the column entitled "Bonus" reflects the second half of his hire-on bonus actually paid in fiscal year 2013.

(7)
Mr. Vanhoutte was not an NEO in fiscal years 2013 or 2014. During fiscal year 2015, we paid Mr. Vanhoutte’s cash compensation in Euros. The amounts paid are reported here in U.S. Dollars (USD) after conversion using the exchange rate in effect at the time of each payment to or on behalf of Mr. Vanhoutte.

GRANTS OF PLAN-BASED AWARDS

The following table shows information concerning plan based awards to our NEOs during fiscal year 2015:

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan (4)		$398,750	$797,500	$1,196,250
	5/2/2014				30,000			$1,279,800
	5/2/2014					60,000	$42.66		$552,726
	10/31/2014					60,000	$51.87		$691,740
Pam Strayer		$118,625	$237,250	$474,500
	5/2/2014				10,000			$426,600
	5/2/2014					10,000	$42.66		$92,121
	10/31/2014					10,000	$51.87		$115,290
Joe Burton		$138,125	$276,250	$552,500
	5/2/2014				20,000			$853,200
	5/2/2014					25,000	$42.66		$230,303
	10/31/2014					25,000	$51.87		$288,225
Don Houston		$130,000	$260,000	$520,000
	5/2/2014				10,000			$426,600
	5/2/2014					12,500	$42.66		$115,151
	10/31/2014					12,500	$51.87		$144,113
Philip Vanhoutte		$73,534	$147,068	$294,136
	5/2/2014				4,000			$170,640
	5/2/2014					6,000	$42.66		$55,273
	10/31/2014					6,000	$51.87		$69,174

(1)
Pursuant to Compensation Committee policy, equity awards to NEOs were actually granted on May 2, 2014 and October 31, 2014, three days after quarterly financial results were announced. The exercise price of stock options is equal to the closing market price of our common stock on the date of grant. See also Note 3.

(2)	Actual amounts paid under the fiscal year 2015 EIPs are set forth in the "Summary Compensation Table" above.

(3)
Restricted stock awards and restricted unit awards vest in three annual installments. 33.3% of the shares subject to stock options vest on the one-year anniversary of the grant, and 1/36th of the shares vest each month thereafter.

(4)
The "Maximum" Mr. Kannappan could receive under the CEO EIP was the lesser of (i) the Corporate Pool Funding percentage, or (ii) 150% of his "Target" award amount. The greater of these two values are shown in the table above; however, for Mr. Kannappan to receive 150% of his target Bonus, the Corporate Pool Funding must also equal 150%. In addition, please see the discussion of acceleration of equity grants in the section entitled "Mr. Kannappan's Employment Agreement."

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Kannappan	85,871	$2,170,572	23,282	$1,084,080
Pam Strayer	34,722	$557,989	5,834	$268,022
Joe Burton	8,000	$156,206	19,084	$894,541
Don Houston	12,500	$501,858	9,084	$417,049
Philip Vanhoutte	32,000	$879,600	3,834	$175,037

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2015:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ken Kannappan	14,129	—	$24.11	10/30/2016	(2)
	50,000	—	$30.04	5/7/2017	(2)
	50,000	—	$36.28	11/5/2017	(2)
	100,000	—	$36.67	5/6/2018	(2)
	50,000	—	$33.12	11/4/2018	(2)
	61,388	3,612	$32.07	5/4/2019	(3)
	50,555	14,445	$32.94	11/2/2019	(3)
	30,555	19,445	$46.15	5/10/2020	(3)
	22,222	27,778	$42.96	11/1/2020	(3)
	—	60,000	$42.66	5/2/2021	(3)
	—	60,000	$51.87	10/31/2021	(3)
						57,500	3,102,125	(4)
Pam Strayer	5,555	4,445	$31.92	7/16/2019	(5)
	1,389	3,889	$46.15	5/10/2020	(3)
	4,445	5,555	$42.96	11/1/2020	(3)
	—	10,000	$42.66	5/2/2021	(3)
	—	10,000	$51.87	10/31/2021	(3)
						21,666	1,168,881	(6)
Joe Burton	20,000	—	$35.16	5/23/2018	(2)
	10,888	1,112	$32.07	5/4/2019	(3)
	15,555	4,445	$32.94	11/2/2019	(3)
	9,166	5,834	$46.15	5/10/2020	(3)
	6,666	8,334	$42.96	11/1/2020	(3)
	—	25,000	$42.66	5/2/2021	(3)
	—	25,000	$51.87	10/31/2021	(3)
						39,416	2,126,493	(7)
Don Houston	32,500	—	$16.97	5/8/2016	(2)
	17,500	—	$24.11	10/30/2016	(2)
	17,500	—	$30.04	5/7/2017	(2)
	17,500	—	$36.28	11/5/2017	(2)
	31,000	—	$36.67	5/6/2018	(2)
	13,500	—	$33.12	11/4/2018	(2)
	16,527	973	$32.07	5/4/2019	(3)
	13,611	3,889	$32.94	11/2/2019	(3)
	7,639	4,861	$46.15	5/10/2020	(3)
	5,555	6,945	$42.96	11/1/2020	(3)
	—	12,500	$42.66	5/2/2021	(3)
	—	12,500	$51.87	10/31/2021	(3)

						22,416	1,209,343	(8)
Philip Vanhoutte	6,000	—	$36.28	11/5/2017	(2)
	14,500	—	$36.67	5/6/2018	(2)
	8,500	—	$33.12	11/4/2018	(2)
	6,611	389	$32.07	5/4/2019	(3)
	5,444	1,556	$32.94	11/2/2019	(3)
	3,055	1,945	$46.15	5/10/2020	(3)
	2,222	2,778	$42.96	11/1/2020	(3)
	—	6,000	$42.66	5/2/2021	(3)
	—	6,000	$51.87	10/31/2021	(3)
						9,166	494,506	(9)

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter subject to the continued employment of the employee of the option on each vesting date. For restricted stock awards made prior to fiscal year 2013, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs quarterly over the four-year period so long as the employee remains employed by us. For awards granted in fiscal year 2013, vesting occurs in equal annual installments over a four-year period until fully vested. For awards granted in fiscal year 2014 and thereafter, vesting occurs in equal annual installments over a three-year period until fully vested. For all awards, vesting is subject to the continued employment of the employee on each vesting date.

(2)	Stock Option is fully vested.

(3)	Stock options fully vest in the order listed on May 4, 2015, November 2, 2015, May 10, 2015, November 1, 2016, May 2, 2017, and October 31, 2017, respectively.

(4)
Based on four stock awards granted on May 6, 2011, May 4, 2012, May 10, 2013, and May 2, 2014, respectively, with 1,250, 6,250, 20,000, and 30,000 shares, respectively, remaining unvested at the end of fiscal year 2015. Valued at $53.95 per share, the closing price of our common stock on March 28, 2015.

(5)	Stock option fully vests on July 16, 2015.

(6)
Based on three stock awards granted on July 16, 2012, May 10, 2013, and May 2, 2014, respectively, with 5,000, 6,666 and 10,000 shares, respectively, remaining unvested at the end of fiscal year 2015. Valued at $53.95 per share, the closing price of our common stock on March 28, 2015.

(7)
Based on one restricted stock unit award and four stock awards granted on May 31, 2011, May 31, 2011, May 4, 2012, May 10, 2013, and May 2, 2014, with 3,125, 3,125, 4,500, 8,666, and 20,000 shares, respectively, remaining unvested at the end of fiscal year 2015. Valued at $53.95 per share, the closing price of our common stock on March 28, 2015.

(8)
Based on four stock awards granted on May 6, 2011, May 4, 2012, May 10, 2013, and May 2, 2014, respectively, with 1,750, 4,000, 6,666 and 10,000 shares, respectively, remaining unvested at the end of fiscal year 2015. Valued at $53.95 per share, the closing price of our common stock on March 28, 2015.

(9)
Based on three stock awards and one restricted stock unit award granted on May 6, 2011, May 4, 2012, May 10, 2013, and May 2, 2014, with 1,000, 1,500, 2,666, and 4,000 shares, respectively, remaining unvested at the end of fiscal year 2015. Valued at $53.95 per share, the closing price of our common stock on March 28, 2015.

NON-QUALIFIED DEFERRED COMPENSATION

The 2013 DCP
Effective May 24, 2013, we established a non-qualified deferred compensation plan (the "2013 DCP") for a select group of management or highly compensated employees, including our NEOs. The 2013 DCP is unsecured and is designed to comply with Section 409A of the Internal Revenue Code. The 2013 DCP is administered by a committee (the "Plan Committee") established by the Compensation Committee. Except as the Plan Committee may otherwise determine, participants may annually defer up to a maximum of 100% of their cash compensation (base salary, bonuses, commissions, and such other cash-based compensation (if any) approved by the Plan Committee as compensation that may be deferred under the 2013 DCP), although the Plan Committee may reduce the deferrals to the extent necessary to satisfy all applicable tax withholdings and other deductions required by applicable law.
Under the 2013 DCP, we can make discretionary contributions to any one or more participants in any year provided such contributions are approved by the Compensation Committee or the Board. However, in practice we have limited such contributions to the amounts the participants would have been entitled to receive under our 401(k) plan generally available to all employees. We did not make any contributions in fiscal year 2015.
Participants may select from investment options determined by the Plan Committee. We have elected to informally fund the plan using taxable securities placed in a grantor trust. A participant’s investment allocation constitutes a deemed, not actual, investment among the investment options. Each account is adjusted to reflect positive or negative adjustments to the value of an account on each business day to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the account allocated to such option. We do not guarantee any returns on participant contributions. Benefits will be paid under the 2013 DCP in the event of (i) a participant’s separation from service, (ii) a specified date selected by the participant, (iii) the participant’s disability, (iv) the participant’s death, or (v) the participant’s unforeseeable emergency, all in accordance with the terms of the 2013 DCP or elections made by a particular participant under the 2013 DCP. Benefits paid in the event of the participant’s death, disability or unforeseeable emergency are paid in a lump sum. Benefits paid in the event of the participant’s separation from service or upon a specified date are payable in a lump sum unless the participant elected an alternate form of payment in accordance with the terms of the 2013 DCP. Permissible alternate forms of payment for the separation from service benefit are substantially equal installments over a period of two to ten years, as elected by the participant, or a lump sum payment of a designated percentage of the separation from service benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the participant. The permissible alternate form of payment for the specified date benefit is substantially equal annual installments over a period of two to ten years, as elected by the participant. Participant deferrals are 100% vested at all times. In fiscal year 2015, Messrs. Kannappan and Houston were the only NEOs who participated in the 2013 DCP and neither made any withdrawals.
The 1994 DCP
In addition, in 1994 we established a non-qualified deferred compensation plan (the "1994 DCP"). Mr. Kannappan is the only NEO with a balance remaining in the 1994 DCP. His last contribution to the 1994 DCP occurred in fiscal year 1998. The 1994 DCP was frozen in fiscal year 2005.
The 1994 DCP provided certain participating executive employees (including Mr. Kannappan) the ability to defer receipt of up to 25% of all amounts paid or payable or reasonably anticipated to be paid or payable to each of them annually. Each participant’s compensation deferrals were credited to a bookkeeping account and, subject to certain restrictions, each participant could elect to have their cash deferrals in such account invested in one of several investment options, including Plantronics common stock, although we were not obligated to actually invest any deferred amounts in the selected investment options.
As the sole remaining participant in the 1994 DCP, Mr. Kannappan may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), within 90 days of a date specified by him or, if earlier, upon a decline in our financial strength or for severe financial hardship. All distributions must be in the form of a lump sum payment, except in the case of his death or when he attains the age of 70, in which case distributions may be paid in semi-annual installments over a period of time previously specified by him. At all times Mr. Kannappan is and has been fully vested in the amounts he contributed to his account. Mr. Kannappan did not make any withdrawals from the 1994 DCP during fiscal year 2015.

The following table provides information about contributions, earnings, and balances under the 1994 DCP and 2013 DCP, respectively and as applicable, as of March 31, 2015:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Balance at Last Fiscal Year End ($)
Ken Kannappan	1,350,367	(1)	139,765	(2)	2,852,217	(3)
Don Houston	570,721	(1)	90,325		916,919

(1)	All contributions were made solely under the 2013 DCP and were reported as Salary within the Summary Compensation Table.

(2)
Aggregate earnings consist of $130,794 and $8,971 under the 2013 DCP and 1994 DCP, respectively. Neither amount is included in the compensation reported for Mr. Kannappan in the "Summary Compensation Table" above.

(3)
The aggregate balance is comprised of $2,000,822 and $851,395, from the 2013 DCP and 1994 DCP, respectively. The aggregate balance of the 1994 DCP consists of 14,946 shares of our common stock valued at $806,337 based on the closing price of our common stock of $53.95 per share on March 28, 2015, and accumulated cash of $45,058. The amounts deferred under the 1994 DCP were previously reported in prior year Summary Compensation Tables.

Compensation Committee Interlocks and Insider Participation

Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2015, none of whom was an officer or employee of Plantronics during fiscal year 2015 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2015.

CERTAIN RELATIONS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. We did not have any related party transactions in fiscal year 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during fiscal year 2015, all filing requirements applicable to our officers and directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 10, 2015

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2015.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics' audited consolidated Financial Statements for the fiscal year ended March 31, 2015 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics' independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2015 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Gregg Hammann, Marshall Mohr and Marv Tseu are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics' 2015 Annual Report on Form 10-K.

The Audit Committee

Brian Dexheimer
Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated effective May 15, 2015, subject to approval of stockholders on July 30, 2015

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2	The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)	“Board” means the Board of Directors of the Company.

(F)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)	“Code” means the Internal Revenue Code of 1986, as amended.

(H)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)	“Common Stock” means the common stock of the Company.

(J)	“Company” means Plantronics, Inc., a Delaware corporation.

(K)	“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(M)	“Director” means a member of the Board.

(N)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(O)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(P)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(R)	“Fiscal Year” means the fiscal year of the Company.

(S)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(T)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(U)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(V)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(W)
“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(X)	“Optioned Stock” means the Common Stock subject to an Award.

(Y)	“Outside Director” means a Director who is not an Employee.

(Z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(AA)	“Participant” means the holder of an outstanding Award granted under the Plan.

(AB)	“Performance Goals” will have the meaning set forth in Section 6.1 of the Plan.

(AC)	“Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(AD)
"Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(AE)	“Plan” means this 2003 Stock Plan, as amended and restated.

(AF)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(AG)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(AH)
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(AI)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(AJ)
“Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(AK)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(AL)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(AM)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(AN)	“Securities Act” means the Securities Act of 1933, as amended.

(AO)	“Service Provider” means an Employee, Director or Consultant.

(AP)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 7.4.

(AQ)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 7.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 14,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted under the Plan;

(iii)	to determine the number of Shares to be covered by each Award granted under the Plan;

(iv)	to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3	Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)	An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.

(B)	The following limitations shall apply to grants of Options:

(i)	Except as set forth in Sections 3.1(B)(ii) and 7.8, no Participant shall be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 7.4.

(iv)
If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 7.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.

3.3	Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.4
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.5
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Award on its respective date of grant.

4.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3
Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.4	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.5
Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.8
Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.	RESTRICTED STOCK UNITS

5.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Unit on its respective date of grant.

5.2
Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant, subject to the limitations set forth in Section 5.1.

5.3	Vesting. A Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below base on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6
Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 6.	PERFORMANCE GOALS

6.1
Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 7.	GENERAL PROVISIONS

7.1
Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on May 15, 2015, subject to obtaining stockholder approval in accordance with Section 7.11. It shall continue in effect until terminated under Section 7.6.

7.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii)transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2 and 3, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 7.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 7.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.4(C)(i).

7.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.8
Limitation of Awards to Outside Directors. Notwithstanding the provisions of Sections 3.1(B)(i), 3.1(B)(ii), 4.1 and 5.1 above, no Outside Director may receive one or more Awards in any Fiscal Year with an aggregate grant date fair value of more than US$500,000. For these purposes the grant date fair value will mean (i) with respect to any Awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares subject to the Award, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award.

7.9
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.10	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.11
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.12
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.